Exhibit 10.32

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

BH-JMIR KAUAI HOTEL OPERATOR, LLC

OCTOBER 20, 2010

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. BY ACQUIRING THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS AGREEMENT.

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	-	Guaranty Sharing Agreement

Exhibit B	-	Guaranty of Obligations of JMIR

Schedule 1	-	Approved Annual Budget for 2010

Schedule 2	-	Approved Renovations Budget

Schedule 3	-	Officers

v

LIMITED LIABILITY COMPANY AGREEMENT OF

BH-JMIR KAUAI HOTEL OPERATOR, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is executed on and made effective as of October 20, 2010 (the “Effective Date”), by and between the KAUAI HOTEL SERIES OF JMIR INVESTMENTS III, LP, a Delaware series limited partnership (“JMIR”), having an office at the address set forth in Section 14.2 hereof, BEHRINGER HARVARD KAUAI HOTEL TRS, Inc., a Delaware corporation (“Investor” and together with JMIR, the “Members,” with each being referred to, individually, as a “Member”), having an office at the address set forth in Section 14.2 hereof, and JMIR-PROJECT MANAGER LLC, a Delaware limited liability company (the “Manager”), having an office at the address set forth in Section 14.2 hereof, pursuant to the provisions of the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time (“Delaware Act”).  Capitalized terms used herein are defined in Article II hereof or as elsewhere provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Members do hereby mutually covenant and agree as follows:

ARTICLE I

ORGANIZATION

SECTION 1.1                 Formation.

(a)           The Members hereby agree to form the Company as a limited liability company under the Delaware Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise expressly provided in this Agreement.  In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Delaware Act, the terms and conditions contained in this Agreement shall govern.

(b)           The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company, pursuant to Section 18-207 of the Delaware Act.

(c)           The Manager is hereby authorized to file and record any amendments to the Certificate and such other documents as may be reasonably required or appropriate under the Delaware Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

SECTION 1.2                 Name.  The name of the Company shall be “BH-JMIR KAUAI HOTEL OPERATOR, LLC.”  The Company may also conduct business at the same time through Subsidiaries of the Company or under one or more fictitious names determined by the Manager and Approved by the Investor.

SECTION 1.3                 Principal Place of Business; Other Places of Business; and Registered Agent.  The principal place of business of the Company is located at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, or such other place or places as the Manager may from time to time designate with the Approval of the Investor.  The Company may maintain offices and places of business at such other place or places as the Manager determines with the Approval of the Investor, which Approval shall not be unreasonably withheld.  So long as required by the Delaware Act, the Company shall continuously maintain a registered office and a registered agent for service of process on the Company in the State of Delaware.

SECTION 1.4                 Purpose and Business.

(a)           The purpose and business of the Company shall be to:

(i)            perform its obligations and exercise its rights and remedies under the Transaction Documents and any other agreements or contracts contemplated by the foregoing, and to carry out the terms of and engage in the transactions contemplated by the Transaction Documents;

(ii)           directly or indirectly acquire, own or lease (as applicable), finance, pledge, encumber, redevelop, improve, renovate, reposition, operate, let or sublet (as applicable), manage, repair, dispose of and otherwise deal with the Property and Company Assets leased or acquired, as applicable, by the Company in accordance with the terms hereof; and

(iii)          conduct all other activities reasonably necessary or desirable to accomplish the foregoing purposes.

(b)           The Company shall not engage in other businesses and activities except with the prior Approval of all Members.

(c)           In order to facilitate the purposes of the Company, as set forth above, the Company may form or acquire one or more subsidiary special purpose entities to lease the Property or own all or any part of the Company Assets or to conduct a portion of the Company’s business (each a “Subsidiary”).  The Manager shall cause the Company to form a separate Subsidiary to acquire a leasehold interest in the Property pursuant to the Lease Agreement.  Unless otherwise determined by the Investor, the Manager shall perform the same or substantially identical services for each Subsidiary as the Manager performs for the Company.  In the connection therewith, the Manager agrees to perform such duties for and on behalf of each Subsidiary, and in such circumstances and with regard to such duties, the Manager is subject to the same standards of conduct and will have the same rights and obligations with regards to such duties performed or to be performed on behalf of any such Subsidiary as are set forth in this Agreement with regard to the same or substantially identical services to be performed for or on behalf of the Company (including, without limitation, the indemnification and exculpation rights and obligations of the Subsidiary and the removal or termination provisions, as set forth in this Agreement).

SECTION 1.5                 Powers.  In furtherance of its purposes and business, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all of the powers and rights that can be conferred upon limited liability companies formed pursuant to the Delaware Act.

SECTION 1.6                 Term.  The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue until the Company is dissolved in accordance with Article XI.  Notwithstanding the dissolution of the Company, the existence of the Company shall continue as a separate legal entity until termination pursuant to this Agreement.

SECTION 1.7                 Partnership Status for Income Tax Purposes.  It is the intent of the Members that the Company shall always be characterized as a “partnership” for federal, state and, if applicable, local income tax purposes.  Such characterization is solely for such tax purposes, and does not create or imply a general partnership among the Members for state law or any other purpose. Investor shall make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. JMIR shall take reporting positions on its federal, state and local income tax returns consistent with the positions determined for the Company by Investor.  The Tax Matters Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company and shall be authorized to execute such returns (provided that the Tax Matters Member shall, for so long as it diligently performs its obligations hereunder, not be responsible for the delays of reputable accountants or auditors retained by the Manager or at the request of Investor on behalf of the Company).

ARTICLE II

DEFINED TERMS

SECTION 2.1                 Defined Terms.  For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the terms defined in this Article II have the meanings assigned to them in this Article II and include the plural as well as the singular; (b)  all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement; (c) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other phrases of similar import; and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“1940 Act” is defined in Section 9.3(a)(iii).

“Acquisition Date” shall mean the date that a Subsidiary acquires a leasehold interest in the Property, as provided by and as contemplated in the Lease Agreement.

“Adjusted Capital Account” shall mean, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)           add to such Capital Account the following items:

(i)            the amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Company Interest; and

(ii)           the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)           subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlled by, controlling or under direct or indirect common control with the Person in question.  An “Affiliated” Person means an Affiliate.  For purposes of this definition and the definition of Subsidiary, “control” shall mean when used with respect to any specified Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. A Person which is under the joint control of more than one other Person (including through the exercise of major decision approvals or similar right) will be deemed to be under the control of each such jointly controlling Persons.

“Agreement” is defined in the Preamble, as it is amended from time to time.

“Annual Budget” is defined in Section 7.5(a).

“Annual Hotel Operations Budget” is defined in Section 7.5(a).

“Annual Company Budget” is defined in Section 7.5(a).

“Anti-Money Laundering Laws” shall mean those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a financial institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations.  Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act , the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Approve”, “Approved”, or “Approval” means a proposed decision, action, report, budget, election or any other matter that has been proposed by a Member or the Manager and has received the written approval or consent of the other Member or Manager, as applicable.

“Approved Expenses” means any amount described in Sections 3.2(a)(i)(2), (3) or (4).

“Approved Expense Shortfall” is defined in Section 3.2(a)(ii).

“Bankruptcy Event” shall mean, the occurrence of any of the following events with respect to any Person:  (a) the making by it of an assignment by it for the benefit of its creditors; (b) the filing by it of a voluntary petition in bankruptcy; (c) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within 90 days, or the entry against it of an order for relief in any bankruptcy or insolvency proceeding unless such order is stayed or dismissed within 90 days; (d) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of the petition filed against it in any proceeding of the nature described in the preceding clause (d); or (f) its consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its properties.

“Business Day” shall mean any day other than Saturday, Sunday or legally recognized public holiday in the United States or the State of Texas or the State of Hawaii.

“Buy/Sell Deposit” is defined in Section 10.2(d).

“Capital Account” shall mean the Capital Account maintained for each Member pursuant to Section 4.1, as the same may be credited or debited in accordance with the terms hereof.

“Capital Call” is defined in Section 3.2(a).

“Capital Contribution” shall mean with respect to any Member at any time, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member to the Company as of such time (net of any liabilities secured by such property or to which such property is otherwise subject).

“Capital Default” is defined in Section 3.4(a).

“Capital Expenditures” shall mean for any period, the amount expended for items capitalized under GAAP, except for such items as are otherwise classified under this Agreement.

“Capital Notice” is defined in Section 3.2(b).

“Cash Flow” shall mean, with respect to any period for which such calculation is being made:

(a)           the sum, without duplication, of:

(i)            the Company’s Revenues for such period; and

(ii)           the amount of any Reserves that the Manager and the Investor reasonably determined could be released during such period and therefore became available for distribution;

(b)           less the sum, without duplication, of:

(i)            all Debt Service Payments made during such period by the Company, including the repayment of the outstanding principal balance of and accrued interest on any Financing;

(ii)           all lease payments paid by the Company pursuant to the Lease Agreement during such period;

(iii)          Capital Expenditures, including lease commissions and other deferred costs, paid by the Company during such period;

(iv)          all other cash expenditures and payments made during such period (including without limitation real estate taxes and assessments, personal property taxes, sales taxes and all fees, commissions, expenses and allowances  paid or reimbursed to any Member or any of its Affiliates pursuant to any property management agreement or otherwise as permitted herewith and any payments with respect to the restoration or replacement of any Company Asset following a casualty or condemnation) by the Company and reasonably relating to the operations of the Company and/or the acquisition, ownership or leasing (as applicable), development, renovation, maintenance, management, operation, sale, financing and/or refinancing of the Property or any Company Assets, as applicable, during such period contemplated by the then applicable Annual Budget or otherwise approved (either prospectively or retroactively) by the Members from time to time;

(v)           all amounts of Revenue deposited into the Reserves of the Company (including working capital Reserves) during such period; and

(vi)          All expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Company Assets; provided, however, that to the extent the sources of funds used for such payment or expenditures are not included in Revenues (e.g., Capital Contributions), or to the extent such payment or expenditure is paid out of any Reserves then such payment shall not be included in any deduction under this clause (v).

“Certificate” shall mean the Certificate of Formation for the Company filed with the Secretary of State of the State of Delaware, pursuant to Section 18-201 of the Delaware Act, as the same has been or may hereafter be amended and restated.

“Change in Control” shall mean (a) with respect to JMIR, the first point in time when Gregory W. Clay, John C. Kratzer, John J. Moores, Sr. or their respective Affiliates, individually or collectively, no longer, directly or indirectly, control JMIR, and (b) with respect to Investor, the first point in time when Behringer Harvard Opportunity REIT II, Inc. or its Affiliates, individually or collectively, no longer, directly or indirectly, control Investor.  For purposes of this definition, “control” shall have the meaning assigned to such term in the definition of Affiliate.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” shall mean BH-JMIR KAUAI HOTEL OPERATOR, LLC, a limited liability company formed under the laws of the State of Delaware and any successor limited liability company.

“Company Accountant” is defined in Section 8.4.

“Company Assets” shall mean all direct and indirect assets and property, whether tangible or intangible (including monies) and whether real, personal, or mixed, from time to time owned by or held for the benefit of the Company, including all direct or indirect leasehold interests in the Property and all assets and property related thereto.

“Company Interest” shall mean for any Member, such Member’s entire interest in the Company at any particular time, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Company Minimum Gain” shall mean “partnership minimum gain” as set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

“Completion” means the Renovations have been completed in substantial accordance with the plans and specifications Approved by the Members except for any appropriate punchlist items, and the Manager has delivered to the Company a Certificate of Substantial Completion from an architect on the form promulgated by the AIA in respect to the Renovations; provided that such certificate may include an appropriate punchlist or items still to be completed after the date of issuance of such certificate.

“Completion Documentation” means (a) a true and correct copy of an affidavit or lien waiver from the General Contractor stating that: (A) the General Contractor has been paid all amounts due for the work performed by or through the General Contractor with respect to the

Renovations; and (B) the General Contractor has paid, or will pay, all of its subcontractors, suppliers and other vendors all amounts due them for such work, or in the alternative will indemnify and hold the Company and the Property harmless from and against any claims that may be asserted by such subcontractors, suppliers or vendors seeking such payment, or in the alternative to such an affidavit or lien waiver, a true and correct copy of a settlement agreement or court order resolving all claims that have been or could be asserted against the Company or the Property by the General Contractor or any of its subcontractors, suppliers or other vendors, seeking payment for work performed with respect to the Renovations, and (b) evidence of completion of all punchlist items.

“Confidential Information” is defined in Section 14.19(a).

“Construction Management Fee” is defined in Section 7.6(b).

“Contributing Member” is defined in Section 3.4(a).

“Contribution Shortfall” is defined in Section 3.4(a).

“Debt Service Payments” means all required principal and interest payments under any Financing (including at maturity).

“Defaulting Member” is defined in Section 3.4(a).

“Delaware Act” is defined in the Preamble.

“Depreciation” shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis.  If any asset shall have a zero (-0-) adjusted basis for federal income tax purposes, Depreciation shall be determined utilizing any reasonable method selected by the Manager.

“Distribution Equivalent Agreement” means that certain Distribution Equivalent Agreement dated as of the date hereof among the Sister Company, JMIR and Behringer Harvard Opportunity OP II LP.

“Effective Date” is defined in the Preamble.

“Escrow Agent” shall mean any reputable, nationally recognized and financially solvent title insurance company designated by the Member purchasing a Company Interest.

“Event of Default” is defined in Section 12.1.

“Failed Contribution” is defined in Section 3.1(d).

“Financing” shall mean any indebtedness, financing or refinancing by debt, bonds, sale and leaseback or other form of financing relating to any Company Asset or any debt or other similar monetary obligation of the Company or any Subsidiary (but excluding trade payables incurred in the ordinary course of business).

“Financing Document” shall mean any loan agreement, security agreement, mortgage, deed of trust, indenture, bond, note, debenture, guaranty, indemnity agreement or other instrument or agreement relating to or delivered in connection with any Financing including the Security Agreement.

“Fiscal Year” shall mean the period ending December 31 of each year, or such other period as the Manager may designate as the Fiscal Year of the Company with the Approval of the Investor, consistent with the requirements of the Code.

“For Cause Event” is defined in Section 7.2(e).

“Franchise Agreement” means any hotel franchise, license or similar agreement entered into by the Company or one or more Subsidiaries with any Franchisor with respect to all or any portion of the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Franchisor” means any franchisor, licensor or similar Person under any Franchise Agreement entered into with respect to all or any portion of the Property, together with their respective successors and permitted assigns in such capacity.

“Funding Deadline” is defined in Section 3.2(b).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Gross Asset Value” shall mean, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the mutual agreement of the Manager and the contributing Member (as evidenced by this Agreement or an amendment hereto);

(b)           The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager using such reasonable method of evaluation as it may adopt and the Contributing Member shall Approve, as of the following times:

(i)            the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or other consideration, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(ii)           the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an interest in the Company if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)          in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the Company by an existing Member acting in a capacity as a Member of the Company or by a new Member acting in a capacity as Member of the Company or in anticipation of being a member of the Company if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iv)          the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(v)           at such other times as the Manager shall determine necessary in order to comply with Regulations Sections 1.704-1(b) and 1.704-2;

(c)           The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as reasonably determined by the Manager using the method of valuation Approved by such receiving Member;

(d)           The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), and clause (f) of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent an adjustment pursuant to subparagraph (b) hereof is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e)           If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b), or subparagraph (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Profits and Losses.

“Gross Value Amount” is defined in Section 10.2(a).

“Guaranty Sharing Agreement” means the agreement between JMIR Investments III, LP, Behringer Harvard Kauai Hotel TRS, Inc., Behringer Harvard Opportunity REIT II, Inc. and the Company attached hereto as Exhibit B.

“Hotel Management Agreement” shall mean that certain hotel management agreement to be entered into by the Company or one or more Subsidiaries as approved by the Members, as such agreement may be amended, modified or replaced from time to time.

“Hotel Operator” shall mean the Person engaged by the Company or one or more Subsidiaries from time to time for the operation and management of the Property, in each case for so long as such Person serves in such capacity.

“Imputed Closing Costs” shall mean, with respect to the determination of Offeror Value and Offeree Value pursuant to Section 10.2, an amount equal to 2% of the Gross Value Amount, which represents the estimated closing costs that would normally be incurred in connection with the purchase and sale of Company Interests.

“Indemnified Party” is defined in Section 7.8(a).

“Initial Capital Contributions” is defined in Section 3.1(c).

“Investor” is defined in the Preamble, together with its successors and permitted assigns.

“IRR” shall mean, as of any date, the internal rate of return (expressed as a percentage) as of such date on the aggregate Capital Contributions (including Preferred Contributions) made by the Members through such date (taking account of the timing and amount of the aggregate distributions to the Members in respect of such Capital Contributions pursuant to Sections 5.3 (other than distributions under Section 5.3(d)(ii) and distributions pursuant to Section 5.3(e)(ii)), 5.4 and 11.2(c) (other than distributions pursuant to Section 5.3(d)(ii) and distributions pursuant to Section 5.3(e)(ii) by virtue of Section 11.2(c)) through such date.  In determining the IRR, the following shall apply:

(i) all calculations shall be based upon the actual dates on which Capital Contributions (including Preferred Contributions) are made by the Members (and the amount thereof) and the actual dates on which distributions (other than those excluded above) are paid to the Members;

(ii) all distribution amounts shall be based on the amount of the gross distribution prior to any withholding or deduction for any federal, state or local income tax requirements; and

(iii) all calculations shall employ the “XIRR” function (with annual compounding) as calculated in Microsoft Excel using reasonable “guesses” based upon the data  in clauses (i) and (ii) above.

“JMIR” is defined in the Preamble, together with its successors and permitted assigns.

“JMIR Manager” is defined in Section 7.1.

“JMIR Parties” is defined in Section 14.26(a).

“JMIR Series LP” is defined in Section 7.8(c).

“Lease Agreement” shall mean that certain lease agreement dated as of the date hereof by and between Kauai Coconut Beach, LLC, as lessor, and Kauai Coconut Beach Operator, LLC, as lessee.

“Liquidating Member” is defined in Section 11.5(a).

“Major Decision” is defined in Section 7.4.

“Manager” is defined in the Preamble, together with its successors and permitted assigns.  The Manager is authorized to carry out the management of the business and affairs of the Company pursuant to Article VII and in accordance with this Agreement.

“Material Damage or Loss” is a violation, breach or default which causes losses or damages in excess of $200,000.

“Maximum Amount” shall mean, with respect to the Investor, $12,000,000 less any Capital Contributions (a) made by Investor’s Affiliate under the Sister Company LLC Agreement, (b) made or deemed made by Investor’s Affiliate under the Sister Company Guaranty Sharing Agreement, or (c) made or deemed made by Investor under the Guaranty Sharing Agreement, and with respect to JMIR, $3,000,000 less any Capital Contributions (x) made by JMIR under the Sister Company LLC Agreement, (y) made or deemed made by JMIR under the Sister Company Guaranty Sharing Agreement, or (z) made or deemed made by JMIR under the Guaranty Sharing Agreement.

“Member” is defined in the Preamble and further means, at any time, any Person admitted and then remaining as a member of the Company pursuant to the terms of this Agreement.  As of the Effective Date, the Members of the Company are JMIR and Investor.

“Member Minimum Gain” shall mean “partnership minimum gain” as set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

“Member Nonrecourse Debt” shall mean “partner non-recourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(2) and (3) with respect to “partner minimum gain.”

“Member Nonrecourse Deductions” shall mean “partnership nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2).  For any Fiscal Year, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt equals the excess, if any, of the net increase, if any, in the amount of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt over the aggregate amount of any distributions during such Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(i)(2).

“Mortgage Loan” shall mean any Financing secured by a mortgage, deed of trust or similar security instrument encumbering the Property, including that certain loan to be assumed by the Sister Company (or one or more of the Sister Company’s subsidiaries) in the current principal amount of $38,000,000.

“Necessary Expenses” defined in Section 7.2(b)(iii).

“Nonrecourse Deductions” is defined in Treasury Regulations Section 1.704-2(b)(1).  The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Non - Withdrawing Member” is defined in Section 3.1(d).

“Notices” is defined in Section 14.2.

“OFAC” means the United States Office of Foreign Assets Control, Department of the Treasury, any successor governmental or similar authority thereto.

“Offer Notice” is defined in Section 10.2(a).

“Offeree” is defined in Section 10.2(a).

“Offeree Value” is defined in Section 10.2(b).

“Offeror” is defined in Section 10.2(a).

“Offeror Value” is defined in Section 10.2(b).

“Opt-Out Member” is defined in Section 3.1(b)(ii).

“PCHS” is defined in Section 14.26.

“Percentage Interest” shall mean as of the Effective Date, (a) as to Investor, 80% and (b) as to JMIR, 20%, which percentages may change pursuant to and in accordance with the terms of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Preferred Regular Contribution” is defined in Section 3.4(c).

“Preferred Return” shall mean, with respect to each Member’s Unrecovered Capital Contributions from time to time and as measured with respect to all or a portion of a single Fiscal Year, a cumulative and quarterly compounding return on such Unrecovered Capital Contributions for such Fiscal Year or portion thereof equal to 10% per annum, taking account of the amount and timing of the making of such Unrecovered Capital Contributions and the amount and timing of all distributions made with respect to such Unrecovered Capital Contributions.

“Priority Capital Contribution” is defined in Section 3.4(a).

“Priority Preferred Return” shall mean, with respect to each Member’s Unrecovered Priority Contributions from time to time and as measured with respect to all or a portion of a single Fiscal Year, a cumulative and quarterly compounding return on such Unrecovered Priority Contributions for such Fiscal Year or portion thereof equal to 15% per annum, taking account of the amount and timing of the making of such Unrecovered Priority Contributions and the amount and timing of all distributions made with respect to such Unrecovered Priority Contributions.

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section shall be added to such taxable income or loss;

(b)           any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definitional Section, shall be subtracted from such taxable income or loss;

(c)           in the event the Gross Asset Value of any Company Asset is adjusted pursuant to subparagraph (b) or subparagraph (c) under the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such Company Asset for purposes of computing Profits or Losses;

(d)           gain or loss resulting from any disposition of Company Assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof;

(f)            to the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)           notwithstanding any other provision of this definition of Profits and Losses, any items which are specially allocated under Section 6.2 or Section 6.4(b) of this Agreement shall not be taken into account in computing Profits or Losses.  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 and Section 6.4(b) of this Agreement shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Prohibited Person” means a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement or any other Transaction Document, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC, including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise.

“Promote Percentage” shall mean, with respect to JMIR, its right to (a) 20% of distributions under Section 5.3(d)(ii) and (b) 30% of distributions under Section 5.3(e)(ii).

“Property” shall mean the 311 room hotel which is located at 650 Aleka Loop, Kapaa, Hawaii 96746 on 10.4 acres of fee simple ocean front land on the island of Kauai, Hawaii.  A Company Subsidiary is proposed to acquire a leasehold interest in the Property pursuant to the Lease Agreement.

“Pursuit Costs” is defined in Section 3.1(b).

“Reasonable Period” means, with respect to any defaulting Member, a period of thirty (30) days after such defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such thirty (30) day period, the period shall continue, if such defaulting Member commences to cure the breach within such thirty (30) day period, for so long as such defaulting Member diligently prosecutes the cure to completion up to a maximum of the lesser of (i) an additional sixty (60) days following the expiration of such thirty (30) day period, or (ii) the period of time allowed for such performance under the Financing Documents.

“Regulation D” is defined in Section 13.1(k).

“Regulations” or “Treasury Regulations” shall mean the Income Tax Regulations promulgated under the Code as such regulations may be amended from time to time (including Temporary Regulations).

“Regulatory Allocations” is defined in Section 6.2(h).

“Rejected Portions” is defined in Section 7.5(a).

“Renovations Budget” means the budget attached hereto as Schedule 2 (which is hereby Approved by the Members), as it may be amended from time to time in accordance with this Agreement.

“Renovation Costs” shall mean, with respect to any period for which such calculation is being made, the total renovation costs spent or incurred in such period by or on behalf of the Company in respect of the Property, including all soft costs (other than financing costs) and all hard costs (including furniture, fixtures and equipment, operating supplies and equipment, and systems).

“Renovations” is defined in Section 7.6(b)(i).

“Reserves” shall mean funds set aside or amounts allocated to reserves that shall be maintained in amounts required under any Financing Documents or by the then current Annual Budget and other amounts reasonably deemed necessary by the Members.

“Revenue” shall mean, with respect to any period for which such calculation is being made, the gross cash received by the Company during such period, from all sources (other than Capital Contributions) including all revenues of the Company from (a) ownership, operation, use, leasing, and occupancy of any Company Asset, (b) concessions to the Company which are in the nature of revenues, (c) rent or business interruption insurance, and casualty and liability insurance, if any, (d) funds made available to the extent such funds are withdrawn from the Company’s or a third party’s reserve account and deposited into the Company’s operating accounts, (e) proceeds from the sale or other disposition of any Company Assets, (f) proceeds from the financing, refinancing or securitization of any Company Assets, and (g) other revenues and receipts realized by the Company.

“Rules” is defined in Section 14.26(b).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means that certain Security Agreement dated as of the date hereof by Kauai Coconut Beach Operator, LLC to Wells Fargo Bank, N.A., as Trustee for the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates Series 2006 XLF.

“Shortfall” is defined in Section 3.2(a)(i).

“Sister Company” means BH-JMIR Kauai Hotel, LLC, a Delaware limited liability company.

“Sister Company Guaranty Sharing Agreement” means the agreement dated as of the date hereof among JMIR Investments III, LP, JMI Realty LLC, Behringer Harvard Kauai Hotel, LLC, Behringer Harvard Opportunity REIT II, Inc. and the Sister Company.

“Sister Company LLC Agreement” means that certain limited liability company agreement of the Sister Company dated as of the date hereof, as such agreement may be amended from time to time.

“Subsidiary” means any Affiliate of the Company which is directly or indirectly, through one or more intermediaries, controlled by the Company.

“Tax Matters Member” is defined in Section 8.3.

“Tax Payments” is defined in Section 5.7.

“Transfer” means any sale, exchange, assignment, pledge, transfer, gift, hypothecation, mortgage, encumbrance or other form of disposition, directly or indirectly, by operation of law or otherwise.

“Transaction Documents” means, collectively, this Agreement, the Hotel Management Agreement, the Franchise Agreement, the Lease Agreement, the Guaranty Sharing Agreement and any Financing Documents, together with any other agreement, document or instrument executed and/or delivered pursuant to the provisions of any of the foregoing or in connection with the transactions contemplated thereby, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Unfunded Contribution Shortfall” is defined in Section 3.4(d).

“Unrecovered Capital Contribution” means, as of any date, a Member’s Capital Contributions (other than Priority Capital Contributions) reduced (but not below zero) by the amount of cash and the Gross Asset Value of any Company Assets distributed to such Member pursuant to Section 5.3(c) (including by operation of Section 11.2(c)).  In the event a Member Transfers all or any portion of such Member’s Company Interest in accordance with the terms of this Agreement, the Transferee of such Company Interest shall succeed to the Unrecovered Capital Contribution of the Transferor to the extent it relates to the Transferred Company Interest.

“Unrecovered Priority Contribution” means, as of any date, a Member’s Priority Capital Contributions reduced (but not below zero) by the amount of cash and the Gross Asset Value of any Company Assets distributed to such Member pursuant to Section 5.3(a) (including by operation of Section 11.2(c)).  In the event a Member Transfers all or any portion of such Member’s Company Interest in accordance with the terms of this Agreement, the Transferee of such Company Interest shall succeed to the Unrecovered Priority Contributions of the Transferor to the extent it relates to the Transferred Company Interest.

“Withdrawal Event” is defined in Section 9.7.

“Withdrawing Member” is defined in Section 3.1(d).

“Withdrawn Member” is defined in Section 9.7.

ARTICLE III

CAPITAL CONTRIBUTIONS AND DEFAULT

SECTION 3.1                 Initial Capital Contributions.

(a)           Intentionally Omitted.

(b)           Pursuit Costs.  Prior to the date hereof, JMIR and the Investor and their respective Affiliates, have incurred, and may hereafter incur prior to the Acquisition Date third party out-of-pocket costs and expenses in connection with the negotiation and closing of the Financing (subject to the exceptions set forth in clauses (i)(2) — (i)(4) below, collectively, the “Pursuit Costs”).

(i)            Upon Closing.  Upon the Company or one or more Subsidiaries acquiring a leasehold interest in the Property pursuant to the Lease Agreement, then:

(1)           The Company shall pay or reimburse each Member for all Pursuit Costs actually incurred by such Member in good faith pursuant to the terms hereof (except as provided in clauses (2) through (4) below) to the extent set forth in an Approved Annual Budget, or shall credit such amounts against such Member’s Initial Capital Contribution as provided in Section 3.1(c) below, so that each Member’s share of such costs shall be in proportion to their respective Percentage Interests.  Except as provided in clause (3) below, the Company’s reimbursement to Investor for Pursuit Costs under this clause (1) shall not exceed $150,000 less any amounts paid to Investor’s Affiliate under Section 3.1(b)(i)(1) of the Sister Company LLC Agreement to reimburse the Investor’s Affiliate for its “Pursuit Costs” (as defined in the Sister Company LLC Agreement).

(2)           Fees of legal counsel for the Members incurred in connection with or related to the negotiation of this Agreement shall be borne by each Member and shall not constitute “Pursuit Costs” which are reimbursable by the Company.

(3)           Fees of legal counsel for the Investor in negotiating the Hotel Management Agreement and Franchise Agreement shall constitute “Pursuit Costs” to be reimbursed by the Company and shall not be subject to the $150,000 limitation set forth in clause (1) above.

(4)           Fees of legal counsel for the Hotel Operator shall be borne by the Hotel Operator and shall not constitute “Pursuit Costs” which are reimbursable by the Company.

(ii)           Election.  Notwithstanding the foregoing, (a) if either Member (or its Affiliate, if applicable) elects to be an “Opt-Out Member” (as defined in the Sister Company LLC Agreement) under the Sister Company LLC Agreement, and there is only one such electing Member (or the Member that is an Affiliate of the electing member under the Sister Company LLC Agreement) (an “Opt-Out Member”), then (1) the Opt-Out Member shall withdraw from the Company and the other Member shall be the sole Member of the Company, and (2) the Opt-Out Member shall not be entitled to be reimbursed for any of its Pursuit Costs, and (b) if both Members (or such Member’s Affiliate, if applicable) elect to be an “Opt-Out Member” (as defined in the Sister Company LLC Agreement) under the Sister Company LLC Agreement, then each

Member shall (1) be responsible for its Pursuit Costs with no reimbursement obligation of the Company or any Member, and (b) fund its share (based on Percentage Interests) of all dissolution costs of the Company.

(c)           Closing Contributions.  If neither Member elects to be an Opt-Out Member, then on or before the Acquisition Date, the Members shall contribute in cash (or be credited to the extent as provided in Section 3.1(a) or Section 3.1(b)(i) with making cash contributions) to the capital of the Company (the “Initial Capital Contributions”) their pro rata share (based upon their relative Percentage Interests) of a reasonable amount of initial working capital and other Reserves (which shall include anticipated capital expenditures to be made in the period following acquisition of the leasehold interest in the Property as set forth in the initial Annual Budget for the Company attached hereto as Schedule 1, Pursuit Costs and other amounts payable or reimbursable by the Company under Section 3.1(b)(i)), as Approved by the Members.  Manager will deliver to the Members for Approval a statement of sources and uses for the closing and a detailed estimate of the Initial Capital Contributions.  Amounts payable to the Company by a Member on the Acquisition Date may be set off from amounts the Company owes to a Member and each Member shall receive credits for payments made prior to the Acquisition Date for amounts paid to a third party as set forth in such Approved closing statement.

(d)           Withdrawing Members.  Subject to the provisions of Section 3.1(c) and this Section 3.1(d), if any Member (a “Withdrawing Member”) fails to timely make all or any portion of its Initial Capital Contribution pursuant to this Section 3.1 (a “Failed Contribution”), then one or more of the other Members that is not an Affiliate of the Withdrawing Member (the “Non -Withdrawing Member”) may either pursue all of its rights and remedies at law and in equity, or elect to make such Failed Contribution, in which case, as such Non -Withdrawing Member’s sole and exclusive remedy with respect thereto (i) the Withdrawing Member shall be automatically terminated as a Member for all purposes hereunder (and if the Withdrawing Member is JMIR, JMIR Manager shall be terminated as Manager) and (ii) the Company Interest of the Withdrawing Member shall be deemed forfeited in its entirety and such Withdrawing Member shall cease to have any Company Interest or any rights under this Agreement with respect thereto.  If a Withdrawing Member is terminated as a Member and forfeits its Company Interest as provided above, such Withdrawing Member (or its Affiliate, if applicable) shall be terminated as a Member of the Sister Company and shall forfeit its “Company Interest” (as defined in the Sister Company LLC Agreement) in the Sister Company (and if such Withdrawing Member is JMIR, JMIR Manager shall be terminated as manager of the Sister Company).  Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Initial Capital Contributions provided for in this Section 3.1, and (ii) the remedy provisions set forth above in this Section 3.1(d).  Each Member acknowledges and agrees that in the event any Member fails to make its Initial Capital Contribution pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

SECTION 3.2                 Additional Capital Contributions.

(a)           Making of Capital Calls.

(i)            At any time and from time to time following the contribution of all Initial Capital Contributions, the Manager may determine that additional funds (a “Shortfall”) are reasonably required:

(1)           for costs contemplated by the initial Annual Budget attached hereto as Schedule 1 and the initial Renovations Budget attached hereto as Schedule 2, including but not limited to costs of leasing or renovating the Property (including capital improvements and other Renovation Costs), startup costs or costs associated with working capital, but only to the extent not covered by the Initial Capital Contributions, as adjusted, made pursuant to Section 3.1;

(2)           to meet the ongoing obligations, liabilities, expenses or reasonable business needs of the Company in accordance with the then applicable Annual Budget to the extent not covered by the Initial Capital Contributions;

(3)           to pay Necessary Expenses whether or not provided for in the then applicable Annual Budget; or

(4)           to pay costs (other than Necessary Expenses) which are not provided for in the then applicable Annual Budget, but which are Approved by the Members.

In the event of a Shortfall, the Manager may make a capital call (a “Capital Call”) to the Members to contribute their pro rata share (based on their relative Percentage Interests) of such Shortfall in accordance with the provisions of this Section 3.2, provided that the aggregate amount of capital that each of the Members is obligated to contribute to the Company pursuant to Section 3.1, and this Section 3.2(a) (including any Capital Contributions deemed to be made by the Members but specifically excluding Capital Contributions for Approved Expense Shortfalls that are made after such Member has made aggregate Capital Contributions equal to such Member’s Maximum Amount) shall not exceed such Member’s Maximum Amount in the aggregate.

(ii)           In addition, if at any time or from time to time following the contribution of all Initial Capital Contributions, any Member determines that additional funds are reasonably required to fund Approved Expenses (“Approved Expenses Shortfall”) and the Manager has failed to make a Capital Call to fund such Approved Expenses under Section 3.2(a)(i)(2), (3) or (4) above, then either Member may (but shall not be obligated to) send written notice to the Manager of such Approved Expense Shortfall, and if, within five (5) Business Days after receiving the notice, the Manager fails to make a Capital Call to fund such Approved Expense Shortfall, such Member may (but shall not be obligated to) make a Capital Call request that the Members contribute their pro rata share (based on their relative Percentage Interests) of such Approved Expense Shortfall.

(iii)          If a Member fails to timely make any Capital Contributions required to fund a Shortfall under Section 3.2(a)(i) or an Approved Expense Shortfall under Section 3.2(a)(ii) from the date hereof until such Member has made aggregate

Capital Contributions (other than Preferred Contributions) equal to its Maximum Amount, then any Member who is not a Defaulting Member at such time may either pursue (a) all of its rights and remedies at law and in equity (including, notwithstanding any approval requirements in this Agreement to the contrary, causing the Company to pursue such unfunded Capital Contributions) or (b) any remedies available pursuant to Section 3.4.  After a Member has made aggregate Capital Contributions (other than Preferred Contributions) in excess of its Maximum Amount, then any additional Capital Contributions will be made pursuant to Section 3.2(a)(i)(2),(3) or (4) or Section 3.2(a)(ii) only, and the sole remedies for such Member’s failure to make such additional Capital Contributions to fund an Approved Expenses Shortfall shall be limited to those set forth in Section 3.4.

(b)           Capital Notice.  The Manager shall make the Capital Call by providing to each Member a Notice (the “Capital Notice”) of the required Capital Contributions no later than 10 Business Days before the date on which such Capital Contribution is required to be made to the Company (the “Funding Deadline”).  Each Capital Notice shall set forth:

(i)            the aggregate amount of the required Capital Contribution;

(ii)           the amount of such required Capital Contribution to be made by each Member (which amount shall be in proportion to the Members’ respective Percentage Interests);

(iii)          the purpose(s) of such required Capital Contribution, which purpose(s) will be classified into one of the four categories described in Section 3.2(a) (and, if such Capital Call relates to more than one of such four categories, the Capital Notice shall provide a break down by dollar amount of each applicable category); and

(iv)          the Funding Deadline.

(c)           Funding Obligation.  Upon receipt of a Capital Notice, each Member shall have the obligation to make a Capital Contribution, in cash, by the Funding Deadline of its portion of any Capital Contribution required pursuant to a Capital Call made in accordance with Section 3.2(b).

SECTION 3.3                 Intentionally Omitted.

SECTION 3.4                 Default; Remedy.

(a)           If a Member (in such capacity, “Defaulting Member”) fails to fully and timely make a Capital Contribution required of it by this Agreement other than pursuant to Section 3.1(c) where the remedies set forth in Section 3.1(d) shall be the exclusive remedies (a “Capital Default”, and any unfunded amounts being referred to as the “Contribution Shortfall”), then the other Member (so long as such other Member has fully and timely made its required Capital Contributions pursuant to this Agreement) (in such capacity, the “Contributing Member”), may, but shall not be obligated to, make a Capital Contribution to the Company in an amount equal to all or any portion of the Contribution Shortfall (a “Preferred Contribution”).  In such an event, the Contributing Member may elect by written notice given within five (5) Business Days of making the Preferred Contribution either (i) to treat the entire amount contributed by the Contributing Member (including both the Contributing Member’s Capital Contribution and its Preferred Contribution) as a Priority Capital Contribution (a “Priority Capital Contribution”) by such Contributing Member in accordance with Section 3.4(b) below, or (ii) to treat the Preferred Contribution as a regular Capital Contribution (the “Preferred Regular Contribution”) in accordance with Section 3.4(c) below.

(b)           To the extent any Contributing Member elects to treat its own Capital Contribution and such Preferred Contribution as a Priority Capital Contribution, such Priority Capital Contribution shall be returned on a priority basis together with a Priority Preferred Return thereon as provided in Section 5.3(a).

(c)           If a Contributing Member elects to treat a Preferred Contribution as a Preferred Regular Contribution, then the Percentage Interest of the Contributing Member shall be adjusted to equal the percentage equivalent of the quotient determined by dividing:

(i)            the positive difference, if any, between:

(1)           the sum of (I) one hundred percent (100%) of the aggregate Capital Contributions (excluding Priority Capital Contributions and Preferred Regular Contributions) then or theretofore made by such Member to the Company, plus (II) one hundred percent (100%) of the aggregate “Capital Contributions” (excluding “Priority Capital Contributions” and “Preferred Regular Contributions”) (as each of those terms is defined in the Sister Company LLC Agreement) then or theretofore made by such Member or its Affiliate (if applicable) to the Sister Company, plus (III) two hundred percent (200%) of the Preferred Regular Contributions then or theretofore made by such Member to the Company, plus (IV) two hundred percent (200%) of the “Preferred Regular Contributions” (as defined in the Sister Company LLC Agreement) then or theretofore made by such Member or its Affiliate (if applicable) to the Sister Company; minus

(2)           the sum of (I) the Preferred Regular Contributions then or theretofore made by the other Member to the Company, plus (II) the “Preferred Regular Contributions” (as defined in the Sister Company LLC Agreement) then or theretofore made by the other Member or its Affiliate (if applicable) to the Sister Company; by

(ii)           the sum of (I) one hundred percent (100%) of the aggregate Capital Contributions (including, without limitation, Preferred Regular Contributions but excluding Priority Capital Contributions) then or theretofore made by all of the Members to the Company, plus (II) one hundred percent (100%) of the aggregate “Capital Contributions” (including, without limitation, “Preferred Regular Contributions” but excluding “Priority Capital Contributions”) (as each of those terms is defined in the Sister Company LLC Agreement) then or theretofore made by all of the members of the Sister Company to the Sister Company.

and the Percentage Interest of the Defaulting Member shall be reduced by the percentage necessary to insure that the Percentage Interests add up to 100%.  At the same time, if JMIR is the Defaulting Member, the Promote Percentage of JMIR shall be decreased in the same proportion as the Percentage Interest of JMIR was adjusted pursuant to the foregoing provisions (e.g., if JMIR’s Percentage Interest is reduced by half or 50%, then the Promote Percentage of JMIR will also be reduced by half or 50%), and the percentage share of Cash Flow of the Members under Sections 5.3(d)(i) and 5.3(e)(i) will be correspondingly increased.  In addition, an amount of Unrecovered Capital Contributions shall be treated as having been transferred from the Defaulting Member to the Contributing Member; the amount so transferred shall equal the amount necessary to cause each Member to have Unrecovered Capital Contributions in proportion to its adjusted Percentage Interest after giving effect to such transfer.  The Capital Accounts shall be adjusted accordingly.  At the same time as any adjustments are made to “Percentage Interests” or “Promote Percentages” or to percentage share of “Cash Flow” (as those terms are defined in the Sister Company LLC Agreement) under Section 3.4(c) of the Sister Company LLC Agreement, the same proportional adjustments shall be made to Percentage Interests, Promote Percentages or percentage share of Cash Flow, as applicable, under this Agreement so that those percentages are the same under both this Agreement and the Sister Company LLC Agreement.

Any Defaulting Member shall have until seventy-five (75) days after the Capital Default in order to cure such Capital Default by depositing into an account designated by the Contributing Member an amount equal to the amount of the Contribution Shortfall together with interest thereon at a fifteen percent (15%) per annum rate from the due date established by the Manager until such amount has been so deposited in full into such account, at which point such amount shall promptly be distributed to the Contributing Member if and to the extent the Contributing Member made a Preferred Regular Contribution on account of the Contribution Shortfall.  If the Defaulting Member makes such deposits as aforesaid, any adjustment to Percentage Interest, dilution to Promote Percentages (and the distributions affected thereby) and transfers of Unrecovered Capital Contributions caused by its failure to make the applicable Capital Contribution shall be unwound, and the payment, dilution and transfers described above shall not be reflected in the Members’ Capital Accounts.

(d)           If a Preferred Contribution is not made, or if a Preferred Contribution is made only with respect to a portion of the Contribution Shortfall (any remaining unfunded amount of the Contribution Shortfall being referred to as the “Unfunded Contribution Shortfall”), then the Defaulting Member shall nevertheless remain obligated to make a Capital Contribution equal to the Unfunded Contribution Shortfall upon demand by the Contributing Member, provided that in no event shall either Member (i) have recourse liability for any portion of a Capital Contribution that would cause the aggregate Capital Contributions (excluding Preferred Contributions to exceed such Member’s Maximum Amount, or (ii) be required to contribute any portion of a Capital Contribution (other than for Approved Expenses) that would cause the aggregate Capital Contributions (excluding Preferred Contributions) to exceed such Member’s Maximum Amount.

(e)           If the Contributing Member does not elect to make any Preferred Contribution within 10 days after the date the Capital Default in question occurs, the Contributing Member may elect, within 20 days after the date the Capital Default in question occurs, to have the Company return the Capital Contribution advanced by the Contributing Member pursuant to the Capital Call in respect of which the Defaulting Member defaulted and, promptly following such election the Company shall return such Capital Contribution to the Contributing Member.

(f)            Each Member acknowledges and agrees that the other Members would not be entering into this Agreement were it not for (i) the Members agreeing to make the Capital Contributions provided for in this Section 3.4, and (ii) the remedy provisions set forth above in this Section 3.4.  Each Member acknowledges and agrees that in the event any Member fails to make its Capital Contributions pursuant to this Agreement, the other Members will suffer substantial damages and the remedy provisions set forth above are fair, just and equitable in all respects.

(g)           All Capital Contributions shall be made by wire transfer of funds to accounts designated by the Manager from time to time.

ARTICLE IV

CAPITAL ACCOUNTS

SECTION 4.1                 Capital Accounts.  The Company shall establish and maintain a separate Capital Account for each Member in accordance with the following provisions:

(a)           To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocable share of Profits, and any other items in the nature of income or gain that are specially allocated to such Member under this Agreement, and the amount of any Company liabilities that are assumed by such Member in accordance with the terms hereof (other than liabilities that are secured by any Company Assets distributed to such Member).

(b)           To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Assets distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), such Member’s allocable share of Losses, and any other items in the nature of expenses or losses that are specially allocated to such Member under this Agreement, and the amount of any liabilities of such Member that are assumed by the Company (other than liabilities that are secured by any property contributed by such Member to the Company).

(c)           In the event any Company Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Company Interest.

(d)           In determining the amount of any liability for purposes of paragraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and the Treasury Regulations promulgated thereunder, and any other applicable provisions of the Code and Regulations.

(e)           The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.

In the event the Investor shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, the Investor may make such modification, provided that it does not have a material adverse effect on the amounts distributable to any Member pursuant to Section 11.2 of this Agreement upon the dissolution of the Company.  The Investor also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

SECTION 4.2                 Return of Capital.  No Member shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Member, it being expressly understood that any such return shall be made solely from the Company Assets.  No Member shall be required to pay to the Company or to any other Member any deficit in its Capital Account upon dissolution of the Company or otherwise, and no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under any non-waivable provision of the Delaware Act as then in effect (to the extent such non-waivable provision of the Delaware Act overrides or supplements the provisions of this Agreement).

SECTION 4.3                 Liability of Members.  Except as otherwise required by any non-waivable provision of the Delaware Act or other applicable law or pursuant to any written agreement or instrument:  (a) no Member (in its capacity as such, absent a separate written agreement to the contrary) shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (b) no Member (in its capacity as such, absent a separate written agreement to the contrary) shall in any event have any liability whatsoever in excess of the following (without duplication) (i) its share of any assets and undistributed profits of the Company, and (ii) the amount of any unconditional obligation of such Member to make (A) Capital Contributions to the Company pursuant to this Agreement or (B) any other payment expressly required by this Agreement.

ARTICLE V

DISTRIBUTIONS

SECTION 5.1                 Distributions Generally.  Cash Flow shall be distributed to the Members as soon as reasonably practical (but no less often than monthly, if appropriate), in accordance with the provisions of Article V.

SECTION 5.2                 Direction of Distribution Proceeds.  All distributions made to a Member pursuant to this Agreement shall be made via wire transfer pursuant to instructions provided by such Member to the Manager from time to time in writing.

SECTION 5.3                 Priority of Cash Flow Distributions.  Subject to the other provisions of this Article V (including Sections 5.4 and 5.5), all distributions of Cash Flow in respect of a particular Fiscal Year shall be made as soon as reasonably practical (but no less often than monthly, if appropriate) in the following order and priority:

(a)           First, 100% to the Members, pro rata in proportion to the sum of the Members’ relative amounts of Unrecovered Priority Contributions and accrued and unpaid Priority Preferred Return thereon as of the date of such distribution, until the amount distributed to each such Member under this Section 5.3(a) equals the sum of such Member’s Unrecovered Priority Contributions and accrued and unpaid Priority Preferred Return thereon at such time (amounts distributed under this Section 5.3(a) will be distributed in the reverse order in which the Unrecovered Priority Contributions were made and shall be applied first to the Priority Preferred Return and then to Unrecovered Priority Contributions — that is, the most recent Unrecovered Priority Contributions and the Priority Preferred Return thereon will be returned and paid first to the Member having made such most recent Unrecovered Priority Contribution and then the next most recent Unrecovered Priority Contribution and the Priority Preferred Return thereon will be returned and paid to the Member having made such next most recent Unrecovered Priority Contribution, etc.);

(b)           Second, 100% to the Members, pro rata in proportion to the Members’ relative amounts of accrued and unpaid Preferred Return as of the date of such distribution, until the amount distributed to each such Member under this Section 5.3(b) equals such Member’s accrued and unpaid Preferred Return at such time;

(c)           Third, 100% to Members, pro rata in proportion to the Members’ relative amounts of Unrecovered Capital Contributions as of the date of such distribution, until the amount distributed to each such Member under this Section 5.3(c) equals such Member’s Unrecovered Capital Contributions at such time;

(d)           Fourth, subject to Section 3.4(c), (i) 80% to the Members in proportion to their Percentage Interests and (ii) 20% to JMIR, but no distributions shall be made pursuant to this Section 5.3(d)(ii) unless aggregate distributions to the Members pursuant to Section 5.3(a), Section 5.3(b), Section 5.3(c) and clause (i) of this Section 5.3(d) (or pursuant to those sections by operation of Section 11.2(c)) results in the IRR on the aggregate Capital Contributions equaling 15% or more; and

(e)           Thereafter, subject to Section 3.4(c) (i) 70% to the Members in proportion to their Percentage Interests and (ii) 30% to JMIR.

SECTION 5.4                 Special Distributions.

From and after the time JMIR Manager shall have been terminated as the Manager under this Agreement or under the Sister Company LLC Agreement due to a For Cause Event (or a “For Cause Event” under the Sister Company LLC Agreement) or an Event of Default (or an

“Event of Default” under the Sister Company LLC Agreement) by JMIR Manager (unless such For Cause Event arises in connection with the death, disability or incompetency of Gregory W. Clay, John J. Moores, Sr. or John C. Kratzer), Cash Flow otherwise distributable under Section 5.3 shall not be distributed as provided in such Section but rather shall be distributed as provided pursuant to this Section 5.4, and, except as provided in Section 5.5, the Company shall, as soon as reasonably practical (but no less often than monthly, if appropriate), make distributions of such Cash Flow (i) first, as provided in Section 5.3(a) and (ii) second, to the Members in proportion to their respective Percentage Interests.

SECTION 5.5                 Distributions Upon Liquidation.  (a) Notwithstanding the provisions of this Article V, distributions made in conjunction with the dissolution and final liquidation of the Company shall be applied or distributed as provided in Article XI.  The proceeds of sale from such liquidation and other assets of the Company distributable to the Members under Section 11.2(c)(iv) shall be distributed, not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members as provided in Section 5.4 above.

(b)           With the approval of each Member, a pro rata portion of the distributions that would otherwise be made to the Members under the preceding provisions of this Section 5.5 may be distributed to a trust reasonably established, for a reasonable period of time, for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  The assets of any trust established under this Section 5.5 will be distributed to the Members from time to time by the trustee of the trust in the same proportions as the amount would otherwise have been distributed by the Company to the Members under this Agreement.

SECTION 5.6                 Limitations on Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Manager, on behalf of the Company, shall be required to make a distribution to any Person in violation of the Delaware Act or other applicable law.

SECTION 5.7                 Tax Payments.  To the extent that any taxes or withholding taxes are due on behalf of or with respect to any Member and the Company is required by law to withhold or to make such tax payments (“Tax Payments”), the Company shall withhold such amounts and make such Tax Payments as so required.  Each Tax Payment made on behalf of or with respect to a Member shall be deemed a distribution of Cash Flow in such amount to such Member, and any such deemed distribution shall be deemed to have been paid to the Member on the earlier of the date when the corresponding Tax Payment is made by the Company or the date that the distributions, if any, giving rise to the obligation to make such Tax Payment were made.  If the Manager determines that the Company has insufficient liquid assets to satisfy the Tax Payment applicable to a Member, the Manager shall notify such Member as to the extent of the amount of such Tax Payment and such Member shall pay the Company such amount within 5 days of demand (and in no event shall such payment constitute a Capital Contribution).  Any failure to timely make such payment shall result in a fully recourse loan bearing interest at 15% per annum until paid.  Each Member will furnish the Manager with such information as may be requested by the Manager from time to time to determine whether any Tax Payments are required for such Member, and each Member will promptly notify the Manager if such Member determines at any time that it is subject to Tax Payments.

ARTICLE VI

ALLOCATION OF PROFITS AND LOSSES

SECTION 6.1                 General Allocation of  Profits and Losses.

(a)           Generally.  Profits and Losses shall be determined and allocated with respect to each Fiscal Year or other period of the Company (i) as of the end of such Fiscal Year or other period, (ii) at such times as the Gross Asset Value of any Company Asset is adjusted pursuant to the definition thereof, and (iii) at such other times as may be required or, in the Manager’s good faith discretion, permitted pursuant to this Agreement or otherwise under the Code.  Subject to the other provisions of this Agreement, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Profits or Losses.

(b)           Allocation of Profits and Losses.  Except as otherwise required in this Article VI, for purposes of adjusting the Capital Accounts of the Members, the Profits, Losses and, to the extent necessary, individual items of income, gain, loss, credit and deduction for any Fiscal Year or other period shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 5.3 to the Members immediately after making such allocation.  For the avoidance of doubt, the hypothetical sale of the Company’s assets in the preceding sentence for cash equal to their Gross Asset Value shall not in and of itself create the need to adjust the Gross Asset Value of the Company’s Assets.

SECTION 6.2                 Regulatory Allocations.  Notwithstanding the foregoing provisions of this Article VI, the following special allocations shall be made in the following order of priority:

(a)           If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of

Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2).  This Section 6.2(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible.  It is intended that this Section 6.2(c) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(d)           If the allocation of Loss (or items of loss or deduction) to a Member as provided in Section 6.1 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Loss as will not create or increase an Adjusted Capital Account Deficit.  The Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 6.2(d).

(e)           To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Company Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f)            The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.

(g)           The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(h)           The allocations set forth in Sections 6.2(a) through (g), inclusive, (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2(i).  Notwithstanding the provisions of Section 6.1(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

SECTION 6.3                 Tax Allocations.

(a)           Except as provided in Section 6.3(b), for income tax purposes under the Code and the Treasury Regulations each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article VI.

(b)           Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation.  The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Tax Matters Member.  If the Gross Asset Value of any Company Asset is adjusted pursuant to the definition of “Gross Asset Value” in Article II, subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Treasury Regulations as chosen by the Tax Matters Member.  Allocations pursuant to this Section 6.3(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses and any other items or distributions pursuant to any provision of this Agreement.

SECTION 6.4                 Other Provisions.

(a)           For any Fiscal Year or other period during which any part of a Company Interest is transferred between the Members or to another Person, the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Company Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Treasury Regulations as determined by the Manager.

(b)           In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article VI, the Investor is hereby authorized to make new allocations in reliance on the Code and such Treasury Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

(c)           The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Profits, Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

(d)           For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in Profits shall be such Member’s Percentage Interest.

(e)           All matters concerning the allocations and other determinations provided for in this Article VI and any accounting procedures not expressly provided for in this Agreement shall be determined by the Investor in a manner consistent with the terms and intent of this Agreement.

ARTICLE VII

MANAGEMENT AND OPERATIONS

SECTION 7.1                 Designation and General Authority of Manager.  The Members have designated and hereby appoint JMIR-Project Manager LLC, a Delaware limited liability company (“JMIR Manager”), as the Manager of the Company.  Except to the extent expressly limited by the provisions of Section 7.4 or otherwise in this Agreement, the business and affairs of the Company shall be vested in and controlled by the Manager, and the Manager shall have all powers necessary, convenient or appropriate to carry out the purposes, conduct the business and exercise the powers of the Company.  The Members and Company hereby delegate to the Manager the power and authority to act on behalf of and in the name of the Company, without obtaining the consent of or consulting with any other Person (except as provided in Section 7.4 hereof or elsewhere in this Agreement), to take any and all actions (which the Company has authority to perform) on behalf of the Company set forth in this Agreement, including in Section 1.5.  The Members, by mutual Approval, may from time to time designate officers of the Company and delegate to such officers such authority and duties as the Manager may deem advisable so long as in compliance with this Agreement.  Unless the Manager directs otherwise in writing, if the title assigned to any officer is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  As of the date of this Agreement, the officers of the Company shall be as set forth on Schedule 3.

SECTION 7.2                 Duties of Manager.

(a)           The Manager shall, as a Company expense to the extent provided in Section 7.6(a), use commercially reasonable efforts to implement the Annual Budget and shall otherwise perform those duties set forth below, and shall have the authority to perform the duties described in this Section 7.2 or as otherwise specifically set forth herein, in each instance subject to the requirement of receiving the prior approval of Investor, if and when required by the terms hereof.  Specifically, the Manager shall:

(i)            subject to there being adequate Company funds therefor, conduct the business of the Company on a day-to-day basis, and use diligent efforts to cause such operations to be conducted in accordance with the then applicable Annual Budget, which duties may be discharged by delegating the same to Hotel Operator pursuant to the Hotel Management Agreement;

(ii)           subject to the limitations set forth in this Agreement, enter into contracts for the Property or Company Assets on behalf of the Company and the Subsidiaries in accordance with the then applicable Annual Budget, and make expenditures as are required to implement such Annual Budget, but only to the extent that any such expenditures and amounts required to be paid by the Company or the Subsidiaries under such contracts, and other instruments and documents are consistent with the parameters set forth in such Annual Budget or otherwise authorized by the Members or the terms of this Agreement; and

(iii)          perform such other duties and obligations as Investor and JMIR shall agree from time to time.

Subject to any right provided to the Manager to be reimbursed for Company expenses pursuant to Section 7.6(a), and subject further to the fees authorized pursuant to the provisions of Section 7.6(b), the Manager shall not otherwise be entitled to receive any fees or other compensation in respect of any duties or services, and will not receive reimbursement for compensation payable to any of its employees or other direct or indirect overhead which may be attributable to such duties and services.

(b)           Notwithstanding anything to the contrary contained in Section 7.4(a), if at the beginning of any calendar year the Annual Budget or any item or portion thereof shall not have been Approved by Investor, then:

(i)            any items or portions of the Annual Budget and amounts of expenses provided therein which have been so Approved shall become operative immediately and the Manager shall be entitled to expend funds in accordance with those operative portions;

(ii)           with respect to the Annual Budget, the Manager shall be entitled to, and, subject to there being adequate Company funds therefor, shall (to the extent necessary), expend, in respect of non-capital, recurring expenses in any month of the then-current calendar year, an amount equal to the budgeted amount for the corresponding month of the immediately preceding calendar year, as set forth on the immediately preceding calendar year Annual Budget after giving effect to any dispositions or other material changes to the Company Assets during the prior or current year; provided, however, that if any contract Approved by Investor or entered into pursuant to the provisions hereof provides for an automatic increase in costs thereunder after the beginning of the then current calendar year, then the Manager shall be entitled to expend the amount of such increase; and

(iii)          the Manager shall be entitled to, and, subject to there being adequate Company funds therefor, shall, expend funds in respect of Debt Service Payments on the Company’s or any Subsidiary’s Financing (including the expense of curing any defaults thereunder), utilities, real estate taxes and assessments, insurance premiums, emergency repairs, any annual or other periodic costs, fees, dues or other amounts required to be paid pursuant to the Hotel Management Agreement or pursuant to the Franchise Agreement, regardless of whether the Annual Budget has been approved or whether such expenditures exceed the amounts provided for in the applicable Annual Budget (all of the foregoing described in this clause (iii), collectively, “Necessary Expenses”).

(c)           Subject to the availability of adequate funds therefor from Revenues from operations, Capital Contributions or other sources, and subject further, in any event, to the provisions of Section 7.4 and any other relevant provisions hereof, in addition to and without limiting any other duties set forth in this Agreement, the Manager shall, as a Company expense to the extent provided in Section 7.6(a):

(i)            oversee, coordinate and process the operations of the Company on a day-to-day basis, including without limitation, the management, servicing, leasing, development, renovation and sale of any and all of the assets which comprise any portion of the Company Assets, and prepare all communications with Hotel Operator, any property manager, any tenant, lender and any other relevant third parties;

(ii)           take all proper and necessary actions reasonably required to cause the Company and the Subsidiaries at all times (A) to perform and comply with the terms and provisions (including without limitation, any provisions requiring the expenditure of funds by the Company) of the Transaction Documents and any mortgage, lease, or other contract, instrument or agreement to which the Company or any Subsidiary is a party or is bound, or which affects all or any portion of the Company Assets or the operation thereof and (B) to enforce the terms of such agreements against third parties unless in either case of (A) or (B) such failure to perform, comply or enforce arises at the express written direction of Investor or with the prior Approval of Investor;

(iii)          pay in a timely manner all non-disputed operating expenses of the Company and the Subsidiaries in accordance with the terms of the then current Annual Budget or as otherwise provided herein;

(iv)          deliver to the other Members promptly upon the receipt or sending thereof, copies of all material notices, reports and communications (other than routine, usual and customary notices and other standard communications) between the Company and the Subsidiaries and any lender, manager, governmental agencies, Hotel Operator, franchisor, neighboring property owners, community groups and other relevant third parties affecting all or any portion of any Company Assets, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such Person;

(v)           assist in the management and administration of the process of selling and financing all or any portion of the Company Assets;

(vi)          if and to the extent the Manager delegates to Hotel Operator, any loan servicer or property manager (previously Approved by Investor) or subcontracts with any third party or Affiliate for the performance of any of the services to be performed by the Manager, supervise and oversee the performance of the services performed by such third parties or Affiliates and use commercially reasonable efforts to cause the same to be performed in the manner required hereunder; and

(vii)         execute and deliver agreements, certificates and similar documents (in the name or on behalf of the Company) which are necessary to maintain the Financing, obtain and/or maintain any third party loan pursuant to any Financing Documents Approved by Investor, as well as manage any approved financing or refinancing, on terms Approved by Investor.

(viii)        to implement all decisions (including Major Decisions) approved by the Members  (to the extent such approval is required hereunder);

(ix)           to negotiate and execute all Financing Documents in connection with a Financing, and to negotiate and execute such documents as necessary to prepay in whole or in part, refinance, recast, increase, modify or extend any such Financing affecting the Company or the Company Assets, provided that no guaranties or credit enhancements can be required from any Member or its Affiliates without such party’s consent (however, in connection with the Company entering into the Franchise Agreement, the Guaranty Sharing Agreement shall be executed);

(x)            to hold assets of the Company in the name of one or more trustees, nominees, other agents, or directly or indirectly through one or more entities owned in whole or in part, directly or indirectly, by the Company, including through Subsidiaries;

(xi)           to open and maintain separate bank accounts (or authorize the Hotel Operator to open and maintain the same) for funds of the Company and its Subsidiaries in the name of the Company (or its Subsidiaries) and designate the Persons authorized on behalf of the Company (or its Subsidiaries) to make deposits therein (including all receipts from operations of the Company Assets) and withdrawals therefrom, and not commingle any funds in such accounts with any other funds or accounts of Manager (or Hotel Operator, if applicable);

(xii)          to obtain and maintain such insurance as the Manager deems appropriate or as required by Investor to protect the Company Assets and the Indemnified Parties and otherwise as may be necessary to satisfy the Annual Budget and any contractual undertakings of the Company and pay all non disputed taxes, assessments, charges and fees payable in connection with the ownership, use and occupancy of the Company Assets;

(xiii)         to establish and maintain Reserves identified in the Annual Budget (or as otherwise approved by the Members), including to fund improvements and leasing costs and non-recurring Capital Expenditures and to meet indemnity and other obligations, and to fund such Reserves with Company Assets or borrowed funds (or as otherwise approved by the Members); and

(xiv)        to take any other action in furtherance of the Company’s stated purpose under this Agreement unless consent of one or more of the Members is otherwise expressly required hereunder and has not been given.

If any of the Manager’s duties set forth herein are to be performed by the Hotel Operator under the Hotel Management Agreement, then the Manager’s obligation with respect to such duties shall be limited to using commercially reasonable efforts to enforce the terms of the Hotel Management Agreement (subject to this Agreement) unless such failure to enforce arises (1) solely at the express written direction of Investor or (2) with the prior Approval of Investor.

(d)           Notwithstanding anything to the contrary contained in this Agreement, Investor shall have the absolute right, power and authority at any time upon and after (i) the occurrence of any For Cause Event (as set forth in Section 7.2(e) below), (ii) the occurrence of any “For Cause Event” (as defined in the Sister Company LLC Agreement), (iii) the occurrence of any Event of Default (as set forth in Article XII), or (iv) the occurrence of any “Event of Default” (as defined in the Sister Company LLC Agreement) by JMIR or JMIR Manager to remove JMIR Manager as the Manager and appoint or designate a replacement.

(e)           Upon and after the occurrence of any For Cause Event as described in this Section 7.2(e), or Section 7.2(e) of the Sister Company LLC Agreement or any Event of Default with respect to JMIR or JMIR Manager under this Agreement or the Sister Company LLC Agreement, Investor shall have the right in its sole and absolute discretion to terminate JMIR Manager as the Manager by the delivery of written notice and, upon any such termination (i) Investor may designate a successor Manager (which may be itself or an Affiliate of Investor), (ii) if such For Cause Event did not arise in connection with the death, disability or incompentency of Gregory W. Clay, John J. Moores, Sr. or John C. Kratzer, any distributions to the Members under Section 5.3 shall no longer be made under Section 5.3 hereof and from that time forward shall be made instead under Section 5.4 hereof, and (iii) Investor may deliver an Offer Notice under Section 10.2(a) and, notwithstanding anything to the contrary contained in this Agreement, Investor shall have the unilateral right and authority to make all decisions on behalf of the Company and cause the Company to take any and all actions which Investor, in its sole discretion, may determine.  For the purposes of this Agreement, a “For Cause Event” shall mean any of the following:

(i)            any actions or omissions on the part of JMIR or JMIR Manager or any representative of either entity, or by any other Person at the explicit direction of any of the foregoing which amounts to fraud, willful misconduct or gross negligence; provided, however, that such event shall not constitute a “For Cause Event” if (I) such event is caused solely by a single individual who did not act at the direction of JMIR or JMIR Manager, (II) JMIR or JMIR Manager removes such Person from performing any services for the Company and its Subsidiaries, and (III) JMIR or JMIR Manager reimburses the Company for any actual damages incurred by the Company or its Subsidiaries as a result of such action or omission undertaken by JMIR’s or JMIR Manager’s representative, or such other Person’s officer, employee, agent or representative;

(ii)           any Change in Control of JMIR or JMIR Manager occurs, unless Approved by Investor; or

(iii)          (I) the filing of any voluntary petition in bankruptcy or the consenting to the filing of any involuntary petition in bankruptcy against JMIR or JMIR Manager, (II) the filing by JMIR or JMIR Manager of the foregoing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency against or with respect to JMIR or JMIR Manager, (III) the filing by any other Person of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency with respect to JMIR or JMIR Manager, upon the same not being discharged, stayed or dismissed within one hundred and twenty (120) days, (IV) the consenting by JMIR or JMIR Manager to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) over their respective assets, (V) the making of any assignment for the benefit of creditors by JMIR or JMIR Manager, (VI) the admission by JMIR or JMIR Manager in writing of their respective inability to pay their respective debts generally as they become due, or (VII) the taking of any action by JMIR or JMIR Manager in furtherance of any such action.  If any of the foregoing events in this Section 7.2(e)(iii) occurs with respect to JMIR Manager and JMIR appoints a JMIR-controlled Person reasonably acceptable to Investor as a substitute Manager, then such event shall not constitute a For Cause Event.

(iv)          a “For Cause Event” (as defined in the Sister Company LLC Agreement) occurs with respect to JMIR or JMIR Manager (or their Affiliates) under the Sister Company LLC Agreement.

(f)            JMIR Manager’s appointment as the Manager shall automatically terminate if JMIR (or a permitted transferee thereof) is no longer a Member of the Company or the Sister Company.  Any Manager appointed by Investor shall automatically terminate if Investor (or a permitted transferee thereof) is no longer a Member of the Company or the Sister Company.

SECTION 7.3                 Reliance by Third Parties.  Any third party dealing with the Company or the Manager may, without any inquiry, rely upon any agreement, contract, document or instrument executed and delivered by the Manager on behalf of the Company as constituting the binding act and deed of the Company.

SECTION 7.4                 Major Decisions.  Notwithstanding the provisions of Section 7.1 and Section 7.2, and except as otherwise expressly provided in this Agreement, without the prior written consent of all of the Members in each instance (a “Major Decision”), the Company shall not, and JMIR Manager as Manager, shall not:

(a)           adopt any Annual Budget or make any amendments or modifications thereto (as contemplated by and as further described in Section 7.5) or adopt any supplemental budget, operating plan or other proposal relating to any development and/or renovation of any portion of the Property or any Company Asset and any amendment or modifications thereto; or make or incur any expenditure which is not included or contemplated in an Annual Budget (other than Necessary Expenses or as provided in Section 7.2(b)) or if included or contemplated in an Annual Hotel Operations Budget, such expenditure, individually or in the aggregate during the applicable Fiscal Year, exceeds $10,000 or 10%, whichever is greater, of the aggregate Annual Hotel Operations Budget; or if included or contemplated in an Annual Company Budget, such expenditure exceeds the amount set forth in the applicable line item of such Annual Company Budget by more than the greater of $10,000 and 10% of the line item, or 5% of the total Annual Budget, whichever is less);

(b)           enter into any Financing or any amendment, renewal, extension or refinancing thereof; provided that no guaranties or credit enhancements can be required from any Member or its Affiliates without such party’s consent;

(c)           sell or otherwise Transfer any material portion of the Company Assets (other than tangible personal property that may be disposed of or replaced due to wear and tear or obsolescence or otherwise in the ordinary course of business);

(d)           enter into or renew any material lease, materially modify or terminate the same or waive any material monetary default thereunder;

(e)           designate, terminate or replace the Hotel Operator (provided that pursuant to the Hotel Management Agreement, the Manager may delegate to the Hotel Operator any decisions otherwise permitted to be made by the Manager under this Agreement, and any such decisions so delegated shall not be Major Decisions hereunder);

(f)            enter into the Hotel Management Agreement or make any material modifications, amendments or extensions thereto;

(g)           enter into any Franchise Agreement or make any material modifications, amendments or extensions thereto;

(h)           enter into the Lease Agreement or make any material modifications, amendments or extensions thereto;

(i)            commence or institute any litigation or arbitration by the Company against any Person, provided, however, if Investor does not Approve any litigation regarding enforcement of a third-party obligation, then Manager shall not be obligated to enforce such third party obligation to the extent such enforcement requires litigation but Manager shall use commercially reasonable efforts to use any other reasonable method to resolve such dispute;

(j)            (1) file, or consent to or solicit the filing of, a bankruptcy, reorganization or insolvency petition or action (voluntary or involuntary), (2) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, (3) make any assignment for the benefit of creditors, (4) admit in writing to the Company’s inability to pay its debts generally as they become due, (5) otherwise institute insolvency proceedings or (6) take any action in furtherance of such action, in each case, with respect the Company, its Subsidiaries, the Property or any other substantial portion of the Company Assets;

(k)           be dissolved (other than as provided in Section 11.1);

(l)            admit any new member in the Company or issue or authorize the issuance of additional Company Interests;

(m)          the establishment of Reserves;

(n)           lending funds belonging to the Company or the Members to any Person or extending any Person credit on behalf of the Company or the Members other than what reasonable persons would consider to be within the ordinary course of business of the Company;

(o)           entering into or consummating any transaction or arrangement with any Affiliate of JMIR, which shall require the Approval of Investor notwithstanding anything contained herein to the contrary;

(p)           approve the plans and specifications for any improvement, renovation, development, rehabilitation, alteration, repair or completion of construction of the Property or any Company Asset whose cost exceeds $25,000, or taking any action relating thereto which burdens or encumbers the Property or any Company Asset;

(q)           approve any direct or indirect Transfers of Company Interests (as contemplated by and as further described in Article IX);

(r)            cause the Company to merge with or into, or otherwise enter into any other business combination with, any other Person; and

(s)           make or incur any expenditure which is not included or contemplated in the Renovations Budget or, if included or contemplated in the Renovations Budget, such expenditure exceeds the amount set forth in the applicable line item of the Renovations Budget by more than (i) the greater of $10,000 and 10% of the line item or (ii) 5% of the total the total Renovations Budget, whichever is less.

SECTION 7.5                 Annual Budget.

(a)           The Manager shall prepare a proposed annual budget and operating plan for the Property and Company Assets for each Fiscal Year (which shall include a budget for costs and expenses related to operation and maintenance of the Property under the Hotel Management Agreement (the “Annual Hotel Operations Budget”) and a budget applicable to other Company costs and expenses (including a contingency line item), the “Annual Company Budget”) within fifteen (15) days after the Hotel Operator delivers to Manager the proposed “Asset Development Plan” for the applicable Fiscal Year, and the Manager shall deliver five (5) year forward projections (collectively with the Annual Hotel Operations Budget and the Annual Company Budget, the “Annual Budget”) of each of the Annual Hotel Operations Budget and the Annual Company Budget within five (5) days after receipt thereof from Hotel Operator (provided if the Manager should fail to timely prepare and submit a proposed form of Annual Budget, Investor shall be authorized to prepare such Annual Budget).  Each Annual Budget must be Approved by all of the Members.  All portions of the proposed Annual Budget which are objected to by the Members shall be deemed “Rejected Portions.”  The Members and the

Manager shall work in good faith to agree upon revisions to the Rejected Portions that would result in the proposed Annual Budget being approved by all of the Members.  In formulating the comprehensive Annual Budget, to the extent reasonably feasible at the time of preparation thereof, the Manager will develop (for Approval by the Members) proposed strategies regarding (i) plans for renovation, leasing, financing, and rehabilitation of the Property and any other real property and proposed reductions to operating expenses and other Company costs and expenses and increases in Revenues, (ii) preparation and release of all promotional and advertising relating to, and a marketing plan for, the Company Assets or concerning the Company, (iii) terms for any proposed sale or disposition of any Company Asset, or acquisition of additional Company Assets, and (iv) selection of legal counsel, accountants, appraisers and other consultants for the Company to efficiently implement the Annual Budget.  The Manager will also consider and make recommendations to the extent it deems the same appropriate regarding the financing, amendment, modification, alteration, change, cancellation, or prepayment of any Financing affecting any Company Assets, and procurement of title insurance and other insurance for the Company, or decrease or vary the insurance carried by or on behalf of the Company and any other matters affecting the Company’s business.  The Members and the Manager may from time to time review the Annual Budget and make such amendments or modifications thereto as they shall jointly determine to be appropriate or necessary; provided, however, that the Manager, acting alone, may approve changes from time to time to the Annual Hotel Operations Budget that do not, individually or in the aggregate during the applicable Fiscal Year, exceed $10,000 or 10%, whichever is greater, of the aggregate Annual Hotel Operations Budget.  In addition, the Manager, acting alone, may apply or re-allocate amounts included in the “contingency” line item of the Annual Company Budget to other line items in the applicable budget for such Fiscal Year.  Nothing in this Agreement shall affect the budget provisions of the Hotel Management Agreement.

(b)           The Members hereby approve the Annual Budget for the remainder of Fiscal Year 2010, a copy of which is attached hereto as Schedule 1.

SECTION 7.6                 Expenses and Fees.

(a)           Expense Payment and Reimbursement.  From and after the Acquisition Date, the Company shall pay directly, or, to the extent incurred by the Manager or its Affiliates, shall reimburse the Manager and its Affiliates (as applicable) for, the following (to the extent such items and amounts are provided in the then applicable Annual Budget or otherwise approved by the Members):

(i)            all reasonable costs and expenses related to the ownership, operation, management, Financing or Transfer of the Company Assets, including taxes, fees of auditors and legal counsel, insurance, litigation and indemnification expenses and administrative and accounting expenses (excluding those associated with the Manager’s preparation and distribution of reports to the Members; provided that reasonable third party costs (including copying, postage, audit and legal) incurred in connection with same shall be at Company’s expense);

(ii)           the reasonable charges and expenses of maintaining the Company bank accounts and of any banks, custodians or depositories appointed for the safekeeping of the Company Assets, including the costs of bookkeeping and accounting services;

(iii)          all reasonable travel, due diligence, deal pursuit (including attorneys’ and accountants’ fees) and other reasonable out-of-pocket expenses of the Manager or any Affiliate incurred in connection with the Property and other Company Assets; and

(iv)          all other reasonable expenses not specifically provided for in this Section 7.6(a) that are incurred by the Company, the Manager or its Affiliates in connection with operating or managing the Company or any of the Company Assets, or performing the duties of the Manager under this Agreement, but specifically excluding general overhead and similar costs and expenses of the Manager (or its Affiliates).

(b)           Recurring Development and Construction Management Fee.  Provided the Company or one or more Subsidiaries acquires the Property, from and after the Acquisition Date until completion of the renovations to the Property provided for in the Renovations Budget (the “Renovations”), in consideration of the services to be provided under this Agreement, the Company shall pay to the Manager (or its designee) a monthly development and construction management fee (the “Construction Management Fee”).  The Construction Management Fee shall (i) begin to accrue as of the Acquisition Date, (ii) be paid monthly in arrears, (iii) be calculated as of the last Business Day of each calendar month following the Acquisition Date (and be paid within a reasonable time thereafter) and (iv) equal to 3.5% of the aggregate Renovation Costs of the Property for the applicable calendar month.  Notwithstanding anything contained in this Section 7.6(b) to the contrary, twenty-five percent (25%) of the Construction Management Fee, but no more than $50,000, shall be withheld until such time as all Completion Documentation has been delivered to the Company, and upon receipt of all Completion Documentation, the Company shall promptly pay to the Manager (or its designee) such withheld amount.

SECTION 7.7                 Duties and Conflicts.

(a)           The Manager and the Members and their respective officers, employees, and Affiliates, in connection with their respective duties and responsibilities hereunder, shall devote such time to the Company business as they deem necessary or desirable in connection with their respective duties and obligations hereunder.

(b)           Notwithstanding the provisions of Section 7.7(a), each Member recognizes that the Manager, the other Members and their respective Affiliates, employees, agents and representatives have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and that the Manager, such other Member and their respective Affiliates, employees, agents and representatives are entitled to carry on such other business interests, activities and investments.  The Manager, any Member or any Affiliate, employee, agent or representative thereof may engage in or possess an interest in any other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company without any obligation to offer any interest in such activities to the Company or to the other Members, and neither the Company nor any Member shall have any rights by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities engaged in by the Manager or any Member (or any Affiliate, employee, agent or representative of the Manager or any Member) or to the income or proceeds derived therefrom, and the pursuit of such ventures or activities by the Manager or any Member (or their respective Affiliates, employees, agents or representatives) shall not be deemed wrongful or improper, even to the extent the same are competitive with the business activities of the Company.  Neither the Manager, any Member nor Affiliate, employee, agent or representative thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and the Manager, any Member and any Affiliate, employee, agent or representative thereof shall have the right to take for its own account (individually or as a partner, member or fiduciary) or to recommend to others any such particular investment opportunity.

SECTION 7.8                 Exculpation; Indemnification.

(a)           Exculpation.  Except as required by any non-waivable provision of applicable law, neither the Manager, any Member nor any of its respective successors, assigns, transferees or any of their respective shareholders, partners, managers, members, officers, trustees, directors, employees, Affiliates, agents or representatives (each of whom is an “Indemnified Party”) shall be liable, responsible or accountable in damages or otherwise to the other Members or the Company for any act performed by such Indemnified Party in good faith, which act was reasonably believed by such Indemnified Party to be in the best interests of the Company and was within the scope of the authority conferred upon it by this Agreement, or for any failure or refusal by such Indemnified Party to perform any act, which failure or refusal was taken in good faith and was reasonably believed by such Indemnified Party to be in the best interests of the Company, unless such act or failure or refusal to act constitutes willful misconduct, gross negligence, bad faith or fraud in the performance of the Indemnified Party’s obligations to the Company or the Members.  The doing of any act or the failure to do any act by any Indemnified Party, the effect of which may cause or result in loss or damage to the Company or the other Members, shall not subject the Indemnified Party to any liability under this Agreement if done or omitted pursuant to a favorable opinion of law issued by counsel of recognized standing engaged by the Company and experienced in the matters at issue.  No general or limited partner of any Member, Manager, shareholder, partner, member or other holder of an equity interest in such Member, Manager or manager, officer of director of any of the foregoing shall be personally liable for the performance of any such Member’s or Manager’s obligations under this Agreement, but the foregoing shall not relieve any such partner, shareholder or member of any Member or Manager from its obligations to such Member or Manager.

(b)           Indemnification.  (1) To the fullest extent permitted by the Delaware Act or other applicable law, the Company shall indemnify, defend and hold harmless each Indemnified Party from and against any direct claim, action, suit or proceeding brought or threatened against such Indemnified Party and from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against such Indemnified Party or the Company) and all costs of investigation in connection therewith incurred by such Indemnified Party by reason of any act performed, or failure or refusal to act, by him or it for and on behalf of the Company, provided, however, that, in each case the act or failure or refusal to act was taken in good faith, was reasonably believed by the applicable Indemnified Party to be in the best interests of the Company, was within the scope of authority granted to such Indemnified Person and did not constitute willful misconduct, gross negligence, bad faith or fraud.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he or it reasonably believed to be in or not opposed to the best interests of the Company.  Expenses (including reasonable out-of-pocket attorneys’ fees and direct expenses) incurred by an Indemnified Party in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he or it is not entitled to be indemnified by the Company as authorized in this Section 7.8(b).  Any indemnity under this Section 7.8(b) shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member and in no event will any Member be required, or permitted without the Approval of all of the Members, to contribute additional capital under Section 3.2 to enable the Company to satisfy any obligation under this Section 7.8.  All judgments against the Company and the Members, or any one or more thereof, wherein such Member (or Members) is entitled to indemnification, must first be satisfied from Company Assets.

(2)           The Company and each Member shall be indemnified and held harmless by the other Member from and against any and all claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or attributable to (i) any act performed by or on behalf of such Member (including acts performed as the Manager, if applicable) which is not performed in good faith or is not reasonably believed by such Member to be in the best interest of the Company and within the scope of authority conferred upon such Member under this Agreement, (ii) the fraud, bad faith, willful misconduct or gross negligence of such Member, (iii) the breach by the Company of any of its representations and warranties made under any Transaction Document, which breach was the result of information or matters relating to such Member, or (iv) any denial of an insurance claim by the Company based on an intentional misstatement or intentional withholding of information by any Member.

(3)           The provisions of this Section 7.8(b) shall survive for a period of four years from the date of dissolution of the Company, provided that, if at the end of such period there are any actions, proceedings or investigations then pending, any Indemnified Party may so notify the Company and the other Members at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 7.8(b) shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved.

(4)           Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 7.8(b) shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of such Indemnified Party, its Affiliates and their respective members, partners, shareholders, managers, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

(5)           Notwithstanding any of the preceding provisions of this Section 7.8(b), in no event shall the Company have any obligation under this Section 7.8(b) that is prohibited by Section 12.3(iii) of the charter of Behringer Harvard Opportunity REIT II, Inc.

(c)           Separate Series.  The Members (other than JMIR) acknowledge that they have been advised that JMIR is a separate series of JMIR Investments III, LP, a Delaware series limited partnership (“JMIR Series LP”), and that JMIR has been established as provided in Section 17-218 of the Delaware Revised Uniform Limited Partnership Act; accordingly, subject to Section 16.1, the debts, liabilities and obligations incurred, contracted for, otherwise existing with respect to JMIR shall be enforceable only against the separate assets of JMIR and not against the assets of JMIR Series LP generally or any other series thereof.  Notwithstanding anything contained in this Agreement other than Section 16.1, each Member agrees to such limitation on liability, and further agrees that (i) it shall look solely to the assets of JMIR as a separate series for the satisfaction of any debt, liability or obligation arising under, or out of the transactions contemplated by, this Agreement, (ii) it shall have no recourse to any assets of JMIR Series LP or any other series established by JMIR Series LP for the satisfaction of any such debts, liabilities or obligations, and (iii) it waives and relinquishes any right to pursue any assets of JMIR Series LP (or any other series already or hereafter established) for the satisfaction of any debts, liabilities or obligations; in each case, regardless of whether separate books and records have been or hereafter are kept for one or more of the series of JMIR Series LP.

SECTION 7.9                 Certain Provisions Related to Security Agreement.  The Members hereby acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, so long as any Security Agreement exists, neither Member shall be entitled to take any action or otherwise exercise any remedies provided for in this Agreement if such action or remedy would violate any applicable “transfer” restrictions set forth in the Security Agreement or any other loan document related thereto, unless and to the extent that the consent of the lender or servicer under such Security Agreement or other loan document has been obtained.

ARTICLE VIII

BOOKS AND RECORDS; TAX MATTERS MEMBER

SECTION 8.1                 Books of Account.  The Investor shall keep or cause to be kept, at the expense of the Company, accurate and complete books of account and records showing the assets and liabilities, operations, transactions and financial condition of the Company and the Company Assets in a manner customary and consistent with good accounting principles, practices and procedures.  Each and every financial transaction with respect to the leasing or ownership, as applicable, and operation of the Property and Company Assets shall be entered fully and accurately in the books of account and records of the Company, the Property and the other Company Assets which shall at all times be maintained at the principal office of the Company or at the offices of the Hotel Operator and shall be and remain the property of the Company.  Bills, receipts and vouchers shall be maintained on file by the Investor.  The Investor shall maintain or cause to be maintained said books and accounts in a safe manner and separate from any records not having to do directly with the Company, any Subsidiary, the Property or any Company Asset.  Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and for purposes reasonably related to the Member’s Company Interest have access to, and may inspect and make copies of, such books and accounts and any other records and such other information of the Company at the office of the Company or other Person maintaining the same upon reasonable prior Notice to the Investor.  Additionally, upon request of a Member, all professionals given access to any such books or records shall be directed to provide such books or records to such Member.  The books of the Company shall be kept on the accrual basis in accordance with GAAP and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. Notwithstanding the foregoing, the Members acknowledge that all books and records relating to the Property operations (but excluding any organizational documents) shall be maintained by the Hotel Operator pursuant to the Hotel Management Agreement and Investor’s duty with respect to such books and records shall be limited to using diligent and commercially reasonable efforts to enforce Hotel Operator’s obligations with respect thereto.

SECTION 8.2                 Financial and Operating Information.

(a)           Within thirty (30) days after receiving the quarterly reports required under Section 10.2 of the Hotel Management Agreement (other than the last quarter of such Fiscal Year), at the Company’s expense, the Investor shall forward or cause to be forwarded to each Member in each case certified by the Investor as being true and correct.  (A) an unaudited balance sheet of the Company and each Subsidiary dated as of the end of such fiscal quarter, (B) an unaudited related income statement of the Company and each Subsidiary for such fiscal quarter, (C) an unaudited statement of each Member’s Capital Account for such fiscal quarter, (D) an unaudited statement of cash flows of the Company and each Subsidiary for such fiscal quarter, and (E) a reconciliation of actual operating expenses and Revenues during such period compared with the Annual Budget amounts for such items, and (F) a quarterly explanation of the discrepancies; and

(b)           Within three (3) business days after receiving the monthly reports required under Section 10.2 of the Hotel Management Agreement, Investor shall forward or cause to be forwarded to each Member a status report of the Company’s activities during such calendar month, including summary descriptions of additions to, dispositions of and leasing and occupancy of the Property and Company Assets and any material legal issues such as claims filed or threatened against the Company, material claims of the Company and each Subsidiary against other parties and developments in any then pending legal actions affecting the Company during such month.

(c)           Within sixty (60) days after receiving the annual reports required under Section 10.6 of the Hotel Management Agreement for a Fiscal Year, the Investor will prepare, or cause to be prepared, on an accrual basis in accordance with GAAP and on a tax basis, at the expense of the Company, and furnish to each Member the following, all of which shall be certified by the Investor as being true and correct:

(i)            an unaudited balance sheet of the Company and each Subsidiary dated as of the end of such Fiscal Year;

(ii)           an unaudited related income statement of the Company and each Subsidiary for such Fiscal Year;

(iii)          an unaudited statement of each Member’s Capital Account for such Fiscal Year;

(iv)          an unaudited statement of cash flows of the Company and each Subsidiary as of the end of the Fiscal Year; and

(v)           such other supporting schedules, reports and backup information as are reasonably requested by Investor.

(d)           The Investor shall, as a Company expense, at least once every calendar year have the Company’s books and records audited by the Company Accountant.  In addition, the Investor shall have the right but not the obligation (unless reasonably requested by the Manager) to prepare, at the expense of the Company, and furnish to each Member within forty-five (45) calendar days after the end of each Fiscal Year, the final audited amount of net income of the Company for such Fiscal Year and, within sixty (60) calendar days after the end of such taxable year, each of the following, all of which shall be certified by the Investor as being true and correct and all of which shall be certified in the customary manner by the Company Accountant (which firm shall provide such balance sheet, income statement and statement of Capital Account in draft form to the Members for review prior to finalization and certification thereof) (i) an audited balance sheet of the Company dated as of the end of such taxable year; (ii) an audited related income statement of the Company for such taxable year; (iii) an audited statement of cash flows for such taxable year; and (iv) an audited statement of each Member’s Capital Account for such taxable year.

(e)           No later than March 1st of the year following the Fiscal Year, the Investor shall, as a Company expense, furnish or cause to be furnished to each Member with copies of the Company’s federal partnership Return of Income and other income tax returns, together with each Member’s Schedule K-1 or analogous schedule.

(f)            All schedules of book income shall be prepared on a GAAP basis.  Promptly after the end of each Fiscal Year, the Investor will cause the Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the Fiscal Year as will enable the Company and each Member to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations.  The Tax Matters Member will use its diligent commercially reasonable efforts to cause the Company Accountant to prepare all federal, state and local tax returns required of the Company, submit those returns to the other Members for their approval not later than March 1st of the year following such Fiscal Year and will file the tax returns after they have been Approved by Investor.

(g)           The Investor shall prepare, or cause to be prepared, at Company expense, such additional financial reports and other information as Manager may reasonably request.  The Investor and Manager will furnish to each Member upon request, at the expense of the Company, copies of all reports, statements, notices and other material written information received by the Company, Manager or the Investor from, or delivered by or on behalf of the Company to, any third party lender.  Subject to the provisions of Section 14.19, each Member shall be permitted to deliver to any of its Affiliates or to any of its direct or indirect members, partners or investors, a copy of any of the reports and statements provided to such Member pursuant to this Section 8.2.

(h)           All decisions as to accounting principles shall be made by the Investor, subject to the provisions of this Agreement.

SECTION 8.3                 Tax Matters Member.  Investor is hereby designated as the “tax matters partner” under Code Section 6231(a)(7) (in such capacity, the “Tax Matters Member”).  The Tax Matters Member shall manage audits of the Company conducted by the Internal Revenue Service or any other taxing authority pursuant to the audit procedures under the Code and the Treasury Regulations promulgated thereunder or other applicable law.  The Tax Matters Member shall keep the Members informed, from time to time, as to the status of any audit of the Company.

SECTION 8.4                 The Company Accountant.  The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) any nationally-recognized accounting firm designated by the Investor from time to time.  The reasonable fees and expenses of the Company Accountant shall be a Company expense.

SECTION 8.5                 REIT Matters.  Notwithstanding anything to the contrary in this Agreement, (a) neither the Company nor any Member nor Manager (acting on the Company’s behalf) shall take any action (or permit the Hotel Operator to take any action) which would cause Investor (or its REIT affiliates) to (i) fail to qualify as a “real estate investment trust” (as defined under Sections 856 & 857 of the Code) or (ii) incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), and (b) the Company shall conduct its business affairs in a manner so as to avoid incurring income that would not qualify under Sections 856(c)(2) and 856(c)(3) of the Code and will not acquire assets that would cause a violation of the asset test as described in Section 856(c)(4) of the Code, unless any events described in clauses (a) and (b) above are in accordance with the terms of this Agreement or any other agreement entered into as contemplated or authorized by this Agreement or arise at the express written direction of Investor or with the prior Approval of Investor.  The Members and Manager shall periodically consult with the other Members (or their designee) to ensure that any prospective transaction undertaken by the Company, or a Member acting on behalf of the Company, shall not cause Investor (or its REIT affiliates) to fail to qualify as a REIT.  If the Members disagree as to whether any transaction will cause Investor (or its REIT affiliates) to fail to qualify as a REIT (as defined under Sections 856 and 857 of the Code) or incur any additional taxes under Section 857 or Section 4981 of the Code (or any successor provisions), the reasonable determination of Investor shall be final.

ARTICLE IX

TRANSFERS OF COMPANY INTERESTS

SECTION 9.1                 Transfers of Company Interests Generally.  Except as permitted in this Article IX or pursuant to Article X hereof, no Member shall Transfer all or any part of its Company Interest without the consent of the other Member.  Each Member agrees that, to the extent it desires that its Company Interest be at any time held by any other Person, such Member will Transfer its Company Interest or part thereof to such Person only through a direct Transfer in the manner contemplated in this Article IX.  The approval by any Member to Transfer in any one or more instances shall not limit or waive the requirement to obtain approval in any other or future instance.  To the fullest extent permitted by applicable law, any Transfer of a Company Interest in contravention of this Article IX shall be null and void ab initio and shall be deemed a material default of this Agreement, and the other Members shall have all the rights and remedies available under this Agreement and applicable law.  Nothing in this Article IX (except Section 9.3(a)(i) or otherwise provided in this sentence) is meant to or will be interpreted to restrict in any way the ability of any equityholder in Behringer Harvard Opportunity REIT II, Inc. BHO II, Inc., BHO Business Trust II or Behringer Harvard Opportunity OP II, LP and/or their constituent owners from transferring securities issued by such entities, provided no such transfer will be permitted if it would cause the Company to be taxed as a corporation for federal or state tax purposes.

SECTION 9.2                 Succession by Operation of Law and Permitted Transfers.

(a)           Except as permitted in this Article IX, in the event of the merger, consolidation, dissolution or liquidation of any Member, all of such Member’s rights to distributions and allocations by the Company, shall pass to such Member’s legal successor, but such legal successor shall not become a Member of the Company without the prior written consent of the Members.

(b)           Notwithstanding anything in this Agreement to the contrary, but subject to the satisfaction of the conditions set forth in this Article IX, the following Transfers shall be permitted:

(i)            Transfers by a Member of all or any portion such Member’s Company Interest with the prior written consent of the other Member, which consent may be given or withheld in the other Member’s sole and absolute discretion;

(ii)           Investor and JMIR may from time to time without the consent or Approval of Investor or JMIR, as applicable, Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Affiliate other than a Prohibited Person; provided, however, that any such Transfer (either individually or when aggregated with any other prior Transfer by such Member under this Section 9.2(b)(ii)) shall not result in a Change in Control.

(iii)          Any Member, its constituents and/or the direct or indirect individual holders of any interest in the Company may Transfer (directly or indirectly) all or any portion of its direct or indirect interest in the Company to any Person (other than a Prohibited Person) for estate planning purposes or to a trust for the benefit of the immediate family members of the ultimate direct or indirect individual holders of an interest in such Member on the date of this Agreement; provided, however, that, any such Transfer (either individually or when aggregated with any other prior Transfers by such Member under this Section 9.2(b)(iii)) shall not result in a Change in Control.

(iv)          Any permitted Transfer under Sections 9.2(b)(i), (b)(ii) and 9.2(b)(iii) above shall not relieve the transferor of any of its obligations prior to such Transfer.  The parties hereto agree to amend the transfer provisions of Article IX if any Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for federal and state income tax purposes.  Nothing contained in this Article IX shall prohibit a Transfer indirectly of any interest in the Company if a direct Transfer would otherwise be permitted under this Section 9.2.  Subject to Section 9.3, any permitted transferee pursuant to this Section 9.2 shall become a Member of the Company.  The provisions of this Section 9.2 will not apply to or be deemed to authorize or permit any collateral transfer of, or grant of a security interest in, a Member’s Company Interest, or interest in Company Assets (which transfer or grant shall be subject to the other provisions of this Agreement).

Concurrent with any Transfer by JMIR under this Section 9.2(b), JMIR shall Transfer an equal percentage of its interest in the Sister Company in accordance with the terms of the Sister Company LLC Agreement.

SECTION 9.3                 General Conditions Applicable to Transfers.

(a)           Notwithstanding anything in this Agreement to the contrary, no Transfer shall be made, recognized or consented to by the Members (except as provided in clause (iv) below) or deemed effective if such Transfer:

(i)            would violate any of the covenants or restrictions of the Franchise Agreement or the Mortgage Loan;

(ii)           would constitute or result in  a material violation or default under any contract or other obligation legally binding upon the Company, any of its Subsidiaries, any of the other Company Assets or the Members;

(iii)          would cause the Company, any of its Subsidiaries, the Company Assets or any Member to be in violation of or result in the any applicable law, order, rule, regulation or court order;

(iv)          would require the Company to be registered as an “investment company” pursuant to Section 3 of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations of the Securities and Exchange Commission thereunder;

(v)           would result in the termination of the Company under the Code, the Company being unable to qualify for one or more the “safe harbors” set forth in Treasury Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code), or could otherwise cause the Company to be treated as a “publicly traded partnership” for federal income tax purposes, without in each instance the prior approval of the Members, which approval may be given or withheld in each Member’s sole and absolute discretion;

(vi)          could require the registration of such Transferred Company Interest or other Company Interests pursuant to any applicable federal or state securities laws; or

(vii)         could subject the Company, the Manager or its or their Affiliates to regulation under the Investment Advisers Act of 1940, as amended.

(b)           In the event that any filing, application, approval or consent is required in connection with any Transfer, whether by any governmental entity or other third-party, except to the extent otherwise expressly provided herein, the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense.

(c)           Notwithstanding anything to the contrary contained in this Agreement, no Transfer of all or any portion of any Member’s Company Interest shall be binding upon the other Members or the Company, and the Company shall be entitled to treat the record owner of any Company Interest as the absolute owner thereof in all respect, unless and until all required approvals have been received and:

(i)            true copies of the instruments of transfer executed and delivered pursuant to or in connection with such Transfer shall have been delivered to such other Members and the Company;

(ii)           the transferee shall have delivered to such other Members and the Company an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor arising and accruing from and after the date of such Transfer under, and agrees to be bound by all the provisions of, this Agreement;

(iii)          the transferee shall have executed, acknowledged and delivered any instruments required under any applicable laws to effect such Transfer and, if applicable, its admission to the Company; and

(iv)          the transferee shall have executed and delivered such other instruments, documents and agreements reasonably required by the non-transferring Members in connection with such Transfer which are consistent with the other terms hereof.

Upon compliance with the provisions of this Agreement, any Person who acquires a Company Interest in a transaction permitted by this Article IX shall, unless otherwise provided in this Agreement, be admitted as a Member.

(d)           Except as otherwise expressly provided herein, all reasonable costs and expenses incurred by the Company in connection with any Transfer of a Company Interest and, if applicable, the admission of a new Person as a Member hereunder, shall be paid by the transferor.  Upon compliance with all provisions hereof applicable to any transferee of a Company Interest becoming a Member, all Members hereby agree to execute and deliver such reasonable amendments hereto as are necessary to constitute such Person as a Member of the Company.

(e)           To the fullest extent permitted by applicable law, if any Person acquires all or any part of the Company Interest of a Member in violation of this Article IX whether by operation of law, judicial proceeding, or other manner not expressly permitted hereunder, such Person shall have no rights under this Agreement with respect to the Company Interest so acquired.

(f)            The Members shall cooperate with each other in good faith in connection with any Transfer permitted by the terms of this Article IX.

(g)           As additional conditions to the direct Transfer of any Company Interests to any unaffiliated Person, (1) at the written request of the non-transferring Member, the transferring Member, at the transferring Member’s sole cost and expense, shall deliver an opinion in form and substance and from counsel reasonably satisfactory to the non-transferring Member, to the effect that (A) such Transfer will not result in a violation of the registration requirements of the Securities Act or other applicable state securities laws, (B) such transferee has the legal right, power and capacity to own the Company Interest proposed to be transferred, and (C) if applicable, such Transfer does not violate any provision of any Financing Document, loan commitment or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Company Assets and (2) concurrently with such Transfer, the transferring Member (or its Affiliate, if applicable) shall Transfer an equal percentage of its interest in the Sister Company in accordance with the terms of the Sister Company LLC Agreement.

SECTION 9.4                 Allocations and Adjustments Upon Transfer.  In the event of a Transfer of all or any Company Interest in the Company in accordance with this Agreement, at any time other than at the end of the Company’s Fiscal Year, the profits, gains, losses, deductions and credits of the Company for such Fiscal Year shall be allocated between or among the respective parties or the Members, as the case may be, in such manner as determined by the Investor to be consistent with the provisions of Code Section 706(d) or any applicable successor thereto.

SECTION 9.5                 Section 754 Election.  In the event of a Transfer of all or part of the Company Interest of a Member, at the request of the transferee or if required by the Code, or if otherwise in the best interests of the Company (as determined by the Investor), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company Assets as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

SECTION 9.6                 Single Member.  For the purposes of this Article IX, if a Member transfers less than its entire Company Interest in the Company to any Person in accordance with this Agreement and such Person shall become a new or substituted Member, such Member and such new or substitute Member(s) shall be considered a single Member for purposes of this Agreement, and any election, decision, action or approval required to be made by such Member shall be made by such Member and such new or substitute Member(s), jointly, and any conflict or dispute between or among such Member and such new or substitute Member(s) shall be resolved pursuant to a separate written agreement between such Member and such new or substitute Member(s).

SECTION 9.7                 Bankruptcy or Dissolution of a Member.  Upon the occurrence of a Bankruptcy Event or any other occurrence with respect to a Member (or its Affiliate, if such Affiliate is a member of the Sister Company) of any event which under the Delaware Act causes the Member (or its Affiliate, if such Affiliate is a member of the Sister Company) to cease to be a member of a limited liability company (a “Withdrawal Event”), the Member affected by such Withdrawal Event shall, unless the other Member shall otherwise consent within 90 days of such Withdrawal Event, be deemed to have withdrawn as a Member on the expiration of such 90 day period.  In the event that a Member is deemed to have withdrawn from the Company pursuant to this Section 9.7, then such Member (a “Withdrawn Member”) shall continue to have the rights of an assignee of its Company Interest that was not admitted as a Member and shall not be entitled to participate in the management of the Company or to vote, approve or consent to any matter for which the vote, approval or consent of any Members is required (other than: (i) any voting, approval or consent rights that would affect such Member’s right or obligation to make Capital Contributions to the Company; (ii) such Member’s right to approve any amendment to this Agreement that could have a material adverse effect on such Member; or (iii) such Member’s right to approve any restructuring of the Company or any change in the tax treatment of the Company).  Unless the Members (other than the Withdrawn Member) otherwise agree, the Company shall not terminate or dissolve upon the occurrence of a Bankruptcy Event or any other occurrence which under the Delaware Act causes a Member to cease to be a member of the Company.

ARTICLE X

PUT OPTION; BUY/SELL RIGHTS

SECTION 10.1               Put Option.

If any Member (or its Affiliate, if applicable) in its capacity as member of the Sister Company purchases or sells any interest in the Sister Company pursuant to Section 10.1 of the Sister Company LLC Agreement, each such member (or its Affiliate, if applicable) shall concurrently purchase or sell, as applicable, in accordance with the terms and provisions of Section 10.1 of the Sister Company LLC Agreement a portion of its Company Interests equivalent to the portion of the interests in the Sister Company being sold or purchased, as applicable, in such transaction in connection with the closing of any such purchase and sale made pursuant to Section 10.1 of the Sister Company LLC Agreement, and the books and records of the Company shall be revised accordingly to reflect such purchase and sale.

SECTION 10.2               Buy/Sell Rights.

(a)           Generally.  Subject to the terms and conditions of this Article X, at any time following the second anniversary of the Acquisition Date, either Member shall have the right to trigger the provisions of this Section 10.2 as hereinafter provided (such Member being referred to herein as the “Offeror”), or, if earlier, at any time following (1) an Event of Default or a For Cause Event with respect to any Member (and in the case of JMIR, JMIR Manager) or (2) an “Event of Default” or a “For Cause Event” (as such terms are defined in the Sister Company LLC Agreement) with respect to any member of the Sister Company (or in the case of JMIR, JMIR Manager), in which event the non-breaching Member may be the Offeror, by delivering Notice (the “Offer Notice”) to the other Member (“Offeree”) invoking the provisions of this Section 10.2.  The Offer Notice shall (i) contain the Offeror’s determination, in its sole discretion, of value of the Company Assets, as if such assets were free and clear of all liens, claims and encumbrances (that can be discharged or removed with the payment of money), (ii) disclose all liabilities and potential liabilities of the Company known to the Offeror and a good faith estimate of the monetary amount of such liabilities, and (iii) disclose the terms and details of any financing, refinancing, proposed sale, or other monetization event that the Offeror has initiated, negotiated or discussed during the prior one hundred eighty (180) calendar days with a third party for all or any portion of the Company Assets (“Gross Value Amount”).

(b)           A copy of the Offer Notice must be delivered to the Offeree and to the Company Accountant who shall, within ten (10) Business Days of the Offer Notice, determine and notify the Members of the amount the Offeree would receive (the “Offeree Value”) and the amount the Offeror would receive (the “Offeror Value”) on account of its respective Company Interest if (i) all Company Assets were sold for the aggregate Gross Value Amount, (ii) the Company had immediately paid all Company debts and liabilities (including all Financing), (iii) the Company had paid all Imputed Closing Costs, and (iv) the Company had distributed the net proceeds of such hypothetical sale and any other liquid assets of the Company in accordance with the provisions of Section 11.2(c) (without regard to any other costs of liquidation or the establishment of Reserves).

(c)           Offeree Election.  Within 30 calendars days after receipt of the Offer Notice given pursuant to Section 10.2(a), Offeree shall then be obligated to elect to either:

(1)           purchase the entire Company Interest of Offeror for cash at a price equal to the Offeror Value; or

(2)           sell to Offeror its entire Company Interest for cash at a price equal to the Offeree Value.

Failure of Offeree to give Offeror Notice within such time shall be deemed an election under clause (2) above.

(d)           Buy/Sell Deposit; Escrow Agent.  Contemporaneously with Offeree’s election or deemed election under Section 10.2(b), the purchasing Member shall deposit in cash an amount equal to 5% of the purchase price to be paid in connection with such purchase (“Buy/Sell Deposit”) with the Escrow Agent.  If the purchasing Member shall fail to deposit the Buy/Sell Deposit contemporaneously with its election or deemed election under Section 10.2(b), purchasing Member shall be in material default hereunder, the selling Member shall have all remedies available at law or in equity and shall have the right, exercisable by delivery of Notice to the purchasing Member within 10 Business Days of such default, to purchase (pursuant to the terms of this Section 10.2) the entire Company Interest of the purchasing Member for cash at a price equal to 82.5% of the Offeror Value or Offeree Value, as applicable.  The charges of the Escrow Agent shall be a Company expense.  The Escrow Agent shall hold the Buy/Sell Deposit in an interest bearing account pursuant to a written agreement among the Offeror, the Offeree and the Escrow Agent, which agreement shall be satisfactory to such parties in the exercise of their respective reasonable discretion and shall provide, among other things, that the Escrow Agent shall not commingle the Buy/Sell Deposit with any other funds.  In the event of a closing pursuant to the terms of this Section 10.2(d), the Buy/Sell Deposit, together with any interest earned thereon, shall be credited against the Offeror Value or Offeree Value, as applicable, and paid to the selling Member.  In the event of a default by the purchasing Member (or its Affiliate, if applicable) in its obligation to purchase the selling Member’s (or selling Member’s Affiliate’s, if applicable) Company Interest (or interest in the Sister Company, if applicable) pursuant to, and in accordance with, the terms of this Section 10.2(d) (other than a default of its obligation set forth in Section 10.2(e)(vii), in which case the purchasing Member shall be fully excused from performing under this Section 10.2):

(i)            the purchasing Member (or its Affiliate if applicable) shall have no right to make any future Offer Notice hereunder or under the Sister Company LLC Agreement;

(ii)           the Buy/Sell Deposit, and any interest thereon, shall be paid to the selling Member by the Escrow Agent promptly as liquidated damages;

(iii)          the purchasing Member (or its Affiliate, if applicable) will immediately and without further action cease to have any right to provide any “Put Notice” (as defined in the Sister Company LLC Agreement) or otherwise trigger or initiate the provisions set forth in Section 10.1 of the Sister Company LLC Agreement; and

(iv)          the selling Member shall have the right, exercisable by delivery of Notice to the purchasing Member at anytime within 30 days following the purchasing Member’s default hereunder, to purchase (pursuant to the terms of this Section 10.2) the entire Company Interest of the purchasing Member for cash at a price equal to 82.5% of the Offeror Value or Offeree Value, as applicable.

If the selling Member or its Affiliate, if applicable, shall default in any of its obligations under this Section 10.2(d) or Section 10.2(d) of the Sister Company LLC Agreement in any material respect, the Buy/Sell Deposit, and any interest earned thereon, shall be returned to the purchasing Member, and the relevant Offer Notice shall be treated as never having been given.  Either Member will be entitled to enforce its rights under this Section 10.2 by specific performance.

(e)           Closing.  The closing of the transactions contemplated by this Section 10.2 shall be held at a location designated by the purchasing Member by Notice to the selling Member (or, at either Member’s election, pursuant to escrow arrangement acceptable to each Member in the exercise of their reasonable judgment).  Such closing shall occur on a Business Day selected by the purchasing Member not less than 45 days after Offeror’s receipt of the Offeree’s election pursuant to Section 10.2(c) and not more than 75 days after the original delivery of the Offer Notice.  At the closing:

(i)            the purchasing Member shall pay the Offeror Value or Offeree Value, as applicable, (less the Buy/Sell Deposit and any interest earned thereon) by wire transfer of immediately available federal funds to an account designated in writing by the selling Member;

(ii)           the selling Member shall deliver to the purchasing Member or its designee an assignment of all of the selling Member’s Company Interest, which such assignment shall be free and clear of all legal and equitable claims (other than the legal and equitable claims, if any, of the purchasing Member pursuant to this Agreement) and all liens and encumbrances (other than liens and encumbrances under this Agreement and Financing Documents that shall remain in full force and effect following the closing);

(iii)          the purchasing Member shall deliver to the selling Member an assumption of the selling Member’s obligations under this Agreement arising from and after the date of such assignment;

(iv)          the selling Member and the purchasing Member shall execute an agreement acceptable to each such Member in the exercise of their reasonable judgment whereby (x) each Member shall represent and warrant to the other that each is duly organized, validly existing, has the necessary power and authority to consummate the subject transactions and requires no consents which have not been obtained, and (y) the selling Member shall represent to the purchasing Member that the selling Member is the owner of its Company Interest free and clear of all liens and encumbrances (other than liens and encumbrances under this Agreement and Financing Documents that shall remain in full force and effect following the closing) and that the Transfer is being made free and clear of all legal and equitable claims (other than the legal and equitable claims of the purchasing Member pursuant to this Agreement);

(v)           the Company shall do an interim closing of the books of the Company as of the closing date, and all items of the Company’s income and expense shall be apportioned in calculating Cash Flow (for the avoidance of doubt, the calculation of Cash Flow shall not include any expense treated as a liability in calculating the Offeree Value and Offeror Value) as of 11:59 p.m. local time in Hawaii of the day preceding the closing date, and any Cash Flow that would have been allocable to the seller had it been distributed on the closing date shall be paid to seller within 30 days after the books have been closed;

(vi)          the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to effect and evidence the withdrawal of the selling Member from the Company; and

(vii)         the purchasing Member shall obtain a release of the selling Member from all liability, direct or contingent, by all holders of all Company debts, obligations or claims for which the selling Member may be personally liable (including any guarantees of non-recourse carve-outs).

(f)            Costs and Expenses.  Each party shall pay its own costs and expenses in connection with the conveyance of the selling Member’s Company Interest to the purchasing Member pursuant to this Section 10.2.  All expenses of the Company in connection with such Transfer (including any transfer, deed, documentary stamp or other tax) shall be paid be paid by, and deemed to be an expense of, the Company.  In addition, any prepayment premium or lender transfer fees due with respect to any Financing and in connection with a Transfer pursuant to this Section 10.2 shall be paid by, and deemed to be an expense of, the Company.  Prior to Closing, the purchasing Member shall be responsible for and shall use good faith efforts to obtain any required consents or approvals, if any, to such Transfer required under any contract to which the Company is a party.

(g)           Assignment.  The purchasing Member may, at its option, cause the selling Member’s Company Interest to be acquired by one or more of the purchasing Member’s Affiliates or a designee; provided, however, that any assignment of the purchasing Member’s rights hereunder for purposes of accomplishing such purchase by any such Affiliate (or designee) shall not relieve the purchasing Member of any obligation or liability with respect thereto.

(h)           Further Assurances.  Each Member agrees that it shall be reasonable and cooperate with the other Member, including executing any documents which may be reasonably required, in order to consummate the transactions contemplated by this Section 10.2.

(i)            Priority.  In the event any rights under this Section 10.2 shall be exercised prior in time to the exercise of any rights under Section 10.1, the rights under this Section 10.2 shall supersede any right existing pursuant to Section 10.1.

(j)            Termination.  If a purchase and sale of Company Interests under this Section 10.2 is completed, all agreements between the Company and a Member or its Affiliates related to the Company Assets will (at the election of the purchasing party) be terminated on the date such Company Interest is purchased without payment of any penalty or termination fee.

(k)           Attorney in Fact.  In the event that the Offeror or Offeree shall have failed or refused, within five calendar days after receipt of a notice from the other requesting such party to execute, acknowledge and deliver such documents, or cause the same to be done, as shall be required to effectuate the provisions of Section 10.2 hereof, then the non-defaulting party may execute, acknowledge and deliver such documents for, on behalf of and in the stead of the defaulting party or on behalf of and in the name of the Company, as applicable, and such execution, acknowledgment and delivery by the non-defaulting party shall be for all purposes effective against and binding upon the defaulting party or the Company, as applicable, as though such execution, acknowledgment and delivery had been by the defaulting party or the Company, as applicable.  Each of the Members does hereby irrevocably constitute and appoint the other Members as the true and lawful attorney in fact of such appointing Member, in the name, place and stead of such appointing Member, as the case may be, to execute, acknowledge and deliver such documents under the circumstances contemplated by this Section 10.2(k).  It is expressly understood, intended and agreed by each Member, that the grant of the power of attorney to the other Members pursuant to this Section 10.2(k) is coupled with an interest, is irrevocable and shall survive the death, dissolution, termination or legal incompetency of such appointing Member, as the case may be.

(l)            Coordination.  Notwithstanding anything to the contrary in this Agreement, (1) concurrent with any Offer Notice provided by any Member under this Section 10.2, such Offeror (or its Affiliate, if applicable) shall provide an “Offer Notice” (as defined in the Sister Company LLC Agreement) in accordance with the Sister Company LLC Agreement, (2) concurrent with Offeree’s election made under Section 10.2(c) of this Agreement, such Offeree (or its Affiliate) shall make the same election under Section 10.2(c) of the Sister Company LLC Agreement, (3) the purchasing Member and the selling Member under this Agreement (or their respective Affiliate, if applicable) shall be the purchasing Member or selling Member, as applicable, under Section 10.2  of the Sister Company LLC Agreement and comply with the terms thereof, and (4) concurrent with the closing of the transactions contemplated by Section 10.2(e), each of purchasing Member and selling Member (or their respective Affiliate, if applicable) shall close on the purchase and sale in accordance with the terms of Section 10.2(e) of the Sister Company LLC Agreement.

ARTICLE XI

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 11.1               Dissolution.  The Company shall be dissolved and its business wound up upon the happening of any of the following events, whichever shall first occur:

(a)           the unanimous vote of the Members to dissolve, wind-up and liquidate the Company;

(b)           the sale, condemnation or other disposition of all or substantially all of the Company Assets and the receipt of all consideration therefor except that if non-monetary consideration is received upon such disposition the Company shall not be dissolved pursuant to this clause until such consideration is converted into money or money equivalent;

(c)           at any time there are no members of the Company unless the business of the Company is continued in accordance with the Delaware Act; or

(d)           the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

Any dissolution of the Company other than as provided in this Section 11.1 shall be a dissolution in contravention of this Agreement.

SECTION 11.2               Liquidation and Termination.  If the Company is dissolved and not reconstituted, the business of the Company shall be wound-up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)           The Liquidating Member shall cause to be prepared (i) statements setting forth the assets and liabilities of the Company as of the date of dissolution and as of the date of complete liquidation, a copy of such statements shall be furnished to all of the Members and (ii) a report in reasonable detail of the manner or disposition of assets.

(b)           The property and assets of the Company shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly, businesslike and commercially reasonable manner and subject to the provisions of the Annual Budget then in effect or a liquidity plan Approved by Members.  The Liquidating Member may, in the exercise of its business judgment and if commercially reasonable, determine to defer the sale of all or any portion of the property and assets of the Company if deemed necessary or appropriate to realize the fair market value of any such property or assets; provided, however, that such liquidation shall comply in all events with the timing requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(b).

(c)           The proceeds of sale and all other assets of the Company shall be applied and distributed by the Liquidating Member as follows and in the following order of priority:

(i)            First, to the payment of (A) the debts and liabilities of the Company (including any outstanding amounts due on any recourse Financing encumbering the Company Assets (or any part thereof)) and (B) the expenses of liquidation; then

(ii)           Second, subject to Approval by Investor, to the establishment of any Reserves that the Liquidating Member shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company.  Such Reserves may, in the commercially reasonable discretion of the Liquidating Member, be paid over to a national bank or national trust company selected by the Members and authorized to conduct business as an escrowee to be held by such bank or trust company as escrowee for the purposes of disbursing such Reserves to satisfy the liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided hereinafter in this Section 11.2(c); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any Reserves prior to any and all distributions which would otherwise have been made under Section 11.2(c)(i) and, by reason thereof, a distribution under Section 11.2(c)(i) has not been made, then any balance remaining shall first be distributed pursuant to Section 11.2(c)(i); then

(iii)          Third, to the repayment of any liabilities or debts of the Company to any of the Members pro rata to the respective outstanding balances of such liabilities; and then

(iv)          Fourth, to the Members, in accordance with Section 5.3.

(d)           The Liquidating Member shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Delaware Act and shall take all such other actions as may be necessary to terminate the Company.

SECTION 11.3               Adjustment of Distributions.  The Members intend that the allocations of Profit and Loss pursuant to this Agreement will result in the Capital Account balances of the Members being such that all distributions upon dissolution will be the same as if such distributions were made pursuant to Section 5.3.  However, if the Liquidating Member reasonably determines that there is a reasonable possibility that this result would not occur, the Liquidating Member, may adjust the allocations of Profit and Loss (or items thereof) otherwise provided for herein in order to attempt to achieve such result.  The Members agree to amend this Agreement to reflect such adjustments, if required by the Liquidating Member.

SECTION 11.4               Date of Termination.  The Company shall be liquidated and terminated when all Company Assets have been converted into cash, all promissory notes or other evidences of indebtedness derived by the Company from such conversion of the Company Assets have been collected or otherwise converted into cash, and all such cash has been applied and distributed in accordance with the provisions of Section 11.2.  The establishment of any Reserves shall not have the effect of extending the term of the Company, but such Reserves shall be distributed in accordance with Section 11.2 and in the manner and within the time period as the Liquidating Member deems advisable and appropriate.

SECTION 11.5               Liquidating Member.

(a)           The term “Liquidating Member” shall mean the Person designated by the Manager and Approved by Investor.

(b)           Without limiting the foregoing, the Liquidating Member shall, upon the dissolution and upon completion of the winding-up of the affairs of the Company, file appropriate certificate(s) to such effect in the proper governmental office or offices under the Delaware Act as then in effect.  Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

SECTION 11.6               Withdrawals.  Except as otherwise expressly provided in this Agreement, the Members do hereby covenant and agree that they shall not withdraw or retire from the Company except as a result of a permitted Transfer of their entire respective Company Interests, or as otherwise expressly permitted pursuant to Article IX or Article X, and that they shall carry out their duties and responsibilities hereunder while Members and until the Company is terminated, liquidated, and dissolved under this Article XI.

SECTION 11.7               Governance.  Notwithstanding a dissolution of the Company, until the termination of the business of the Company, the affairs of the Members, as such, shall continue to be governed by this Agreement.  The Liquidating Member shall be subject to the same restrictions on transactions with related parties or involving conflicts of interest as applied prior to the dissolution of the Company, including to the consent requirements set forth herein of any such transaction.  The Liquidating Member shall be required to perform its duties under this Agreement using the same standard of care that would be required of the Liquidating Member if the Liquidating Member were acting as the Manager.

SECTION 11.8               Return of Capital.  No Member shall have any right to receive the return of its Capital Contribution or to seek or obtain partition of assets of the Company, other than as provided in this Agreement.

ARTICLE XII

DEFAULT BY MEMBER

SECTION 12.1               Events of Default.

For the purposes of this Agreement, an “Event of Default” shall exist with respect to a Member if and so long as any of the following shall occur and be continuing:

(a)           Such Member or its Affiliates shall (1) violate any material term, breach any material provision or default in the performance of any of its duties or material covenant applicable to such Member as set forth in this Agreement (excluding a failure to make Initial Capital Contributions or Capital Contributions, the exclusive remedy for which is set forth in Sections 3.1 and 3.2, respectfully) and (i) such violation, breach or default causes Material Damage or Loss to the Company, any Subsidiary, or any of its Members or their respective Affiliates, and (ii) such violation, breach or default is not cured (including without limitation, by the breaching Member reimbursing the Company or the affected Subsidiary or Member for the resulting material damage or loss) within a Reasonable Period or (2) commit an “Event of Default” (as defined in the Sister Company LLC Agreement) under Section 12.1 of the Sister Company LLC Agreement.

(b)           An “Event of Default” shall occur and be continuing under any material agreement that the Company or an Subsidiary enters into with a Member or any of its Affiliates, and (i) such violation, breach or default causes Material Damage or Loss to the Company, any Subsidiary or any of its Members or their respective Affiliates, and (ii) such violation, breach or default is not cured (including without limitation, by the breaching Member reimbursing the Company or the affected Subsidiary or Member for the resulting Material Damage or Loss) within a Reasonable Period.

Notwithstanding the foregoing provisions of this Section 12.1, (x) a failure by any Member to make any Capital Contribution to the extent required or requested hereunder shall not constitute an Event of Default by such Member and (y) the events described in clauses (a) and (b) above shall not constitute an “Event of Default” by (i) JMIR or JMIR Manager if such event arises solely at the express written direction of Investor or with the prior Approval of Investor or (ii) Investor if such event arises solely with the prior Approval of JMIR.

SECTION 12.2       Effect of Event of Default.

Subject to the provisions hereof, upon the occurrence of an Event of Default by Investor or JMIR, then the non-defaulting party (Investor or JMIR) shall have the right, at any time within one year from the date of such Event of Default and upon giving the defaulting party at least ten (10) days prior written notice of such election to pursue any right or remedy available to it at law or in equity against the defaulting party (which shall represent a recourse obligation of such party).  In addition, the remedies set forth in Section 7.2(e) shall be available.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

SECTION 13.1               Representations and Warranties of Members.  Each Member (solely on behalf of itself and not with respect to any other Member) hereby represents, warrants, covenants and acknowledges as follows:

(a)           Such Member is duly incorporated, organized or formed (in the event such Member is not a corporation), validly existing and in good standing under the laws of its state or country of incorporation, organization or formation (as the case may be).  Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(b)           Such Member has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder in accordance with the terms and provisions hereof.

(c)           All acts and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

(d)           This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforceability may be affected by: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by federal or state securities laws.

(e)           The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) its certificate or articles of incorporation or bylaws or other governing documents; (iii) any material applicable law, rule or regulation; or (iv) any material order, writ, judgment or decree having applicability to it.

(f)            Such Member has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated to occur on the Effective Date from all Persons having approval or consent rights, to the extent that the failure to obtain consent from any such Person would have a material adverse affect on the Company or the Company Assets.

(g)           Such Member has obtained all approvals and consents if any, and has made all material filings and registrations, required from or by any governmental body, authority, bureau or agency in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(h)           Such Member has not incurred any obligation to a broker or finder for payment of any commission or fee in connection with in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including its admission as a Member.

(i)            Such Member is acquiring its Company Interest for its own account and not for the account of any other Person.  Such Member is acquiring its Company Interest solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Securities Act.  Such Member understands that the sale and issuance of the Company Interests has not been registered under the Securities Act, applicable state securities laws or the securities or similar laws of any other jurisdiction whatsoever, and, therefore, the Company Interests cannot be Transferred otherwise disposed of unless they are subsequently registered under the securities and similar laws of each applicable jurisdiction, or unless exemptions from such registration requirements are available.  Such Member understands that Transfers and dispositions of its Company Interest can be made only (i) as explicitly permitted or contemplated under the terms of this Agreement and (ii) in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and all applicable state securities and “blue sky” laws; and such Member understands that the Company is under no obligation to register the offer or sale of any Company Interests in any jurisdiction whatsoever or to assist such Member in complying with any exemption from registration under the securities or similar laws of any jurisdiction whatsoever.

(j)            Such Member understands and is able to bear the economic risk of an investment in the Company and can afford to sustain a total loss on such investment.  Such Member further acknowledges that there are substantial risks in the investment (including loss of the entire amount of such investment), that such Member is capable of evaluating the merits and risks of the investment in the Company and such Member has evaluated such risks and determined that the Company Interest is a suitable investment for such Member.  Such Member has such knowledge and experience in business, financial and tax matters, including experience in investing in non-listed and non-registered securities, and is a sophisticated investor capable of utilizing the information made available to it in connection with its investment in the Company Interest to evaluate the merits and risks of its investment in the Company, to make an informed investment decision with respect thereto and to protect its interests in connection with such investment.

(k)           Such Member, or each beneficial owner (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (“Regulation D”)) of such Member, (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D and (ii) is a partnership, corporation, limited liability company, trust or estate with total assets in excess of $5,000,000 and has not been formed for the specific purpose of acquiring the Company Interest unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501 of Regulation D.  Such Member, or each beneficial owner of such Member, is a “qualified purchaser” as such term is defined in the 1940 Act.

(l)            Such Member and its legal, tax, accounting and financial advisers have been provided an opportunity to ask questions of and receive information from a person or persons acting on behalf of the Company (including the Manager) concerning the investment in the Company, the Company Assets, the Company, and such other matters as such Member and any of its advisors have deemed necessary or desirable.

(m)          Such Member has consulted and been advised by its own legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including the tax consequences resulting from forming or operating the Company, conducting the business of the Company, executing this Agreement, consummating the transactions provided for herein, making a Capital Contributions, being admitted to the Company, receiving or not receiving distributions from the Company, or being allocated Profits and Losses), cash flows or funds from operations or yield, if any, in respect of the Company have been made by the Company, any Member or any Affiliate of any Member or any employee or representative thereof, and that projections and any other financial information and documentation that may have been in any manner submitted to such Member from any source shall not constitute any representation or warranty of any kind or nature, express or implied and such Member is not relying on any representations or warranties of any other Person in connection therewith, including the Company or any other Member, including the Manager.

(n)           None of the Capital Contributions of the Member will consist in whole or in part of “plan assets,” as that term is defined in 29 C.F.R. Section 2510.3-101, and the Member’s Company Interest is not “plan assets,” as defined in 29 C.F.R. Section 2510.3-101.  This representation and warranty shall be deemed made on a continuous basis by each Member at all times that such Member owns a Company Interest.

(o)           Neither such Member nor, to such Member’s knowledge, any Person who holds any interest in such Member, is a Prohibited Person nor a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as amended, is prohibited from transacting business of the type contemplated by this Agreement or any Transaction Document, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(p)           Such Member has taken, and shall continue to take, such measures as are required by applicable law to assure that the funds used to pay sellers and lessors under the Transaction Documents are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(q)           Such Member is compliance with all applicable provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56.

(r)            Without in anyway limiting the foregoing, such Member acknowledges and agrees that:

(i)            neither the Company, any Member nor any Affiliate of any Member nor any employee or other representative of the foregoing, except as specifically made herein, has at any time made any warranties or representations of any kind or character, express or implied, with respect to the Property or other Company Assets, including any warranties or representations as to habitability, merchantability or fitness for a particular purpose, and that the Company shall own and hold its direct or indirect interests in the Company Assets “AS IS, WHERE IS, WITH ALL FAULTS;”

(ii)           except with respect to the representations and warranties expressly made by any Member in this Agreement, such Member has not relied and will not rely on, and neither the Company nor any Member or Affiliate of Member is or shall be liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, offering packages distributed with respect to the Property or the potential investment in the Company) made or furnished by the Company, any Member, any Affiliate of a Member, the manager(s) of the Property or any other Person, to whomever made or given, directly or indirectly, orally or in writing; and

(iii)          all materials, data and information delivered to any Member by any Person relating to the Property have been provided to such Member as a convenience only and any reliance on or use of such materials, data or information by such Member shall be at the sole risk of such Member, except to the extent otherwise expressly set forth in Section 13.2.

SECTION 13.2               Member Indemnity.  Each Member agrees to indemnify, defend and hold harmless the Company, the other Members, each officer, director, agent and Affiliate of the Company and the other Members, and each other Person, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act, against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including reasonable attorneys’ fees and disbursements and other costs of litigation, whether pending or threatened), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Person may be involved, or threatened to be involved as a party or otherwise, arising out of or based upon any false representation or warranty made by such Member herein or in any other document or certificate delivered to the Company by such Member in connection with such Member’s acquisition of its Company Interest.

SECTION 13.3               Survival.  Notwithstanding anything to the contrary in this Agreement, the provisions of this Article XIII shall survive the expiration or sooner termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1               Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file, record and publish such further reasonable certificates, amendments to certificates, instruments and documents, and do all such other reasonable acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement so long as any of the foregoing do not materially increase any Member’s obligations hereunder or materially decrease any Member’s rights hereunder.

SECTION 14.2               Notices.  All notices, demands, consents, approvals, requests or other communication required or permitted to be given hereunder (collectively, “Notices” and each, a “Notice”) shall be in writing and may be served personally or by U.S. Mail.  If served by U.S. Mail, it shall be addressed to the recipient as set forth below.  Any Notice that is personally served shall be effective upon the date of service; any Notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt.  In lieu of Notice by U.S. Mail, either party may send Notices by facsimile to the number specified for the recipient below or by a nationally recognized overnight courier service which provides written proof of delivery (such as U.P.S. or Federal Express).  Any Notice sent by facsimile shall be effective upon confirmation of receipt in legible form, provided that an original of such facsimile is also sent to the intended addressee by another method approved in this Section 14.2, and any Notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the recipient at its address set forth below as set forth in the courier’s delivery receipt.

(i)	If to the Investor, to:

Behringer Harvard Kauai Hotel TRS, Inc
15601 Dallas Parkway, Suite 600
Addison, TX 75001
	Attn:	Executive Vice President of Real Estate
	Fax:	(214) 655-1610

with a copy to:

Behringer Harvard Opportunity REIT II, Inc.
15601 Dallas Parkway, Suite 600
Addison, TX 75001
	Attn:	Chief Legal Officer
	Fax:	(214) 655-1610

(ii)	If to the Company or JMIR, to:

c/o JMI Realty LLC
111 Congress Avenue, Suite 2600
Austin, TX 78701
Attention: C. Brian Strickland
Fax No.: (512) 539-3601

with a copy to:

Procopio, Cory, Hargreaves & Savitch LLP
525 B Street, Suite 2200
San Diego, CA 92101
Attention: David C. Boatwright, Esq.
Fax Number: (619) 744-5482

Any Member may designate another addressee (and/or change its address or facsimile number) for Notices hereunder by a Notice given pursuant to this Section 14.2.  Copies of all Notices required to be sent by a Member to the Company under the terms of this Agreement shall also be sent to each Member in accordance with the terms hereof.

SECTION 14.3               Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any otherwise governing conflicts or choice of laws provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

SECTION 14.4               Certain Rules of Construction.  To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement.  All Article or Section titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c)  provisions apply to successive events and transactions; (d) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (f) references to “$” or “dollars” shall mean United States dollars; (g) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; and (h) all references to any Member shall mean and include such Member and any Person duly admitted as a member of the Company in substitution therefor in accordance with this Agreement, unless the context otherwise requires.

SECTION 14.5               Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

SECTION 14.6               Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and permitted assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and permitted assigns.

SECTION 14.7               Extension Not a Waiver.  No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same.  Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

SECTION 14.8               Severability.  If any provision of this Agreement as applied to any party or any circumstances is determined by any court having jurisdiction to be void, unenforceable or inoperative as a matter of law, then the Members agree that such provision shall be modified to the greatest extent legally possible so that the intent of this Agreement may be legally carried out.  If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held void, unenforceable or inoperative as a matter of law in any respect or for any reason, then the validity, enforceability and operation of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Members’ rights and privileges shall be enforceable to the fullest extent permitted by law.

SECTION 14.9               Consents.  Except as otherwise expressly provided herein, any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any Member from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

SECTION 14.10             Entire Agreement.  This Agreement and the agreements referred to herein or contemplated hereby, including the Guaranty Sharing Agreement, the Sister Company Guaranty Sharing Agreement, the Distribution Equivalent Agreement, the Sister Company LLC Agreement and the Franchise Agreement, contain the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein or therein are terminated.  Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

SECTION 14.11             Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

SECTION 14.12             Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Member or of the Company.

SECTION 14.13             Ownership of Company Property.  The interest of each Member in the Company shall be personal property for all purposes.  All real and other property owned by the Company shall be deemed owned by the Company as Company Assets.  No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Company.

SECTION 14.14             Time of the Essence.  Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.

SECTION 14.15             Recalculation of Interest.

If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder.  All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted under applicable law.

SECTION 14.16             Waiver of Partition.  Except as otherwise expressly provided for in this Agreement, no Member shall, either directly or indirectly, take any action to require partition or appraisement of the Company or any of its assets or properties or cause the sale of any Company assets or property, and notwithstanding any provisions of applicable law to the contrary, each Member (for itself and its legal representatives, successors and assigns) hereby irrevocably waives any and all right to partition, or to maintain any action for partition, or to compel any sale with respect to its interest in, or with respect to, any assets or properties of the Company, except as expressly provided in this Agreement.

SECTION 14.17             Calculation of Days.  The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified.  When the date for performance of any monetary obligation of any Member falls on a non-Business Day, such obligation need not be performed until the next-following Business Day.

SECTION 14.18             Publicity.

The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of the Company

Assets, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners or as otherwise required by law, rule, or regulation.

SECTION 14.19             Confidentiality.

(a)           The terms of this Agreement, the identity of any person with whom the Company or any Subsidiary may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial, or other information relating directly to the conduct of the business and affairs of the Company, any Subsidiary, the Company Assets or the relative or absolute rights or interests of any of the Members (collectively, the “Confidential Information”) that is not already publicly available (including in any SEC filings) or that has not been publicly disclosed pursuant to authorization by all of the Members is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members.  Accordingly, each Member represents that it has not and agrees that it will not and will direct its shareholders, members, partners, directors, officers, agents, advisors and Affiliates not to, disclose in violation of this Agreement to any Person any Confidential Information or confirm in violation of this Agreement any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by all of the Members; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law), if necessary for it to perform any of its duties or obligations hereunder or in any property management agreement to which it is a party covering any Company Assets, or to market the Company Assets or any Company Interests as permitted by the terms of this Agreement, and to its attorneys and advisors who agree to maintain a similar confidence.  Notwithstanding anything to the contrary in this Agreement, in connection with efforts to raise invested funds from time to time, (1) JMIR and its Affiliates shall be permitted to disclose the identity of the Members and their Affiliates, investment returns, internal underwriting and other material facts regarding the Project in any offering materials containing confidentiality provisions, in each case with the prior Approval of Investor (not to be unreasonably withheld), provided JMIR shall be liable for any disclosure of such information in violation of this clause (1) of Section 14.19 by any of JMIR’s or its Affiliates’ agents, consultants, financial advisors, attorneys, accountants and any other outside advisors as and to the same extent as if the disclosure was made by JMIR or its Affiliates, and (2) Investor and its Affiliates shall be permitted to disclose the identity of the Members and their Affiliates, investment returns, internal underwriting and other material facts regarding the Project in any offering materials containing confidentiality provisions, in each case without the consent of any Member, provided Investor shall be liable for any disclosure of such information in violation of this clause (2) of Section 14.19 by any of Investor’s or its Affiliates’ agents, consultants, financial advisors, attorneys, accountants and any other outside advisors as and to the same extent as if the disclosure was made by Investor or its Affiliates.

(b)           Subject to the provisions of Section 14.19(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person (including without limitation an attorney or advisor) agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including without limitation, responses to discovery requests) containing any Confidential Information.  Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 14.19, provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order, (ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates.  The cost (including without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

(c)           The covenants contained in this Section 14.19 shall expire on the earlier of (1) the Transfer of all of Investor’s Company Interest to a non-Affiliate of Investor, and (2) one year following the termination of the Company.

SECTION 14.20             Securities.  Solely for purposes of the Uniform Commercial Code as in effect in the State of Delaware, the Members acknowledge and agree that the limited liability company interests are securities governed by Article VIII of the Uniform Commercial Code as in effect in the State of Delaware.

SECTION 14.21             Venue.  Each of the Members consents to the jurisdiction of any court in Dallas, Texas for any action arising out of matters related to this Agreement.  Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of Dallas, Texas.

SECTION 14.22             WAIVER OF JURY TRIAL.  EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

SECTION 14.23             Prevailing Party Costs and Fees.  In any judicial action between the parties to enforce any of the provisions of this Agreement or any right of any party under this Agreement, in addition to any other remedy, the unsuccessful party shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and expenses, incurred therein by the prevailing party in connection with such action.

SECTION 14.24             Force Majeure.  The parties to this Agreement shall be excused from performance of their obligations under this Agreement where they are prevented from so performing by revolutions, terrorism or similar disorders, wars, acts of enemies, strikes, fires, floods, acts of God, or, without limiting the foregoing, by any cause not within the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence, the party is unable to prevent.  All parties shall perform such parts or aspects of their obligations as are not interfered with by these causes.

SECTION 14.25             Third Party Beneficiaries.  Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and, solely with respect to Section 7.9 the Indemnified Parties.

SECTION 14.26             Company Counsel.  The Manager has retained Procopio, Cory, Hargreaves & Savitch LLP (“PCHS”) to prepare this Agreement.

(a)           In General.  Each Member is advised that it is entitled to be represented by independent counsel of its choice with respect to becoming a Member of the Company, and each Member or potential Member should seek advice from its own independent counsel in regard to its investment in the Company and execution of this Agreement.  Each Member acknowledges that it has sought advice from its own separate legal counsel in this regard or has chosen not to do so.  Each Member further acknowledges and agrees that PCHS has represented, continues to represent and may in the future represent the Manager, JMIR and their respective Affiliates (collectively, the “JMIR Parties”) in matters related and unrelated to the Company.  Each Member acknowledges that PCHS has not undertaken any and has no duty or obligation of any kind to any Member (other than JMIR) in connection with this Agreement or any other document contemplated by this Agreement.  In no event does or will an attorney-client relationship exist between PCHS, on the one hand, and any Member (or any of its Affiliates), on the other hand (other than JMIR), in the absence of an express written engagement agreement between such Member (or any of its Affiliates) and PCHS.  Each party hereto hereby waives all conflicts of interest relating to the representation by PCHS from time to time of the JMIR Parties and, upon the request of PCHS, agrees to execute a conflict of interest waiver with PCHS regarding the same.

(b)           Legal Advice to Company.  From time to time, subject to the Rules of Professional Conduct of the State Bar of California (the “Rules”), PCHS shall be permitted to render legal advice and to provide legal services to the Company, the Manager, the Members and their respective Affiliates with respect to the Company and otherwise.  Each Member agrees that such representation, including any representation of the Company by PCHS, from time to time, shall not disqualify PCHS from providing legal advice and legal services to the JMIR Parties, as set forth in Section 14.26(a), at any time in the future.

(c)           Company Representation.  Each Member shall at all times continue to engage and consult with its own separate legal counsel, if any, in connection with matters and affairs relating to the Company.  If any dispute or controversy arises between any Member, on one hand, and any one or more of the Company, the Manager, the Members or any of their respective Affiliates, on the other hand, then each Member agrees that PCHS may represent either the Company, the Manager, the Members, any of their respective Affiliates or all of them in any such dispute or controversy to the extent permitted by the Rules or similar rules in any other jurisdiction and each Member hereby consents to such representation.  Without limiting the generality of the foregoing, if PCHS represents the Company on various matters from time to time, and if conflicts of interest or other controversies develop between a JMIR Party, on the one hand, and any one or more of the Members or the Company, on the other hand, PCHS may withdraw as counsel to the Company and may represent the JMIR Party in such a dispute to the fullest extent permitted under the Rules or similar rules in any other jurisdiction and each Member hereby consents to such representation.

ARTICLE XV

PATRIOT ACT

SECTION 15.1               Compliance with International Trade Control Laws and OFAC Regulations.

Each Member represents, warrants and covenants to the other that:

(a)           It is not now nor shall it be at any time during the term of this Agreement a Person with whom a U.S. Person, including a financial institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(b)           No Member and no Person who owns a direct interest in a Member is now nor shall be at any time during the term of this Agreement a Person with whom a U.S. Person, including a financial institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

SECTION 15.2               Member’s Funds.

(a)           Each Member represents, warrants and covenants to the other Member that it has taken, and shall continue to take during the term of this Agreement, such measures as are required by law to assure that the funds invested in the Company and/or used to make payments in connection therewith are derived (i) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under U.S. law or to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(b)           Each Member further represents, warrants and covenants to the other Member that, to the best of its knowledge after making due inquiry, neither the Member, nor any Affiliate, nor any holder of a direct interest in such Member, nor any Person providing funds to such Member (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has been convicted of any crimes involving moral turpitude or tax fraud; and (iv) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

SECTION 15.3               Member Compliance with Patriot Act.

Each Member represents and warrants that it is in compliance with any and all applicable provisions of the Patriot Act.

SECTION 15.4               Cooperation with Other Members.

Each Member agrees to cooperate with the other Member, in providing such additional information and documentation on such Member’s legal or beneficial ownership, policies, procedures and sources of funds as any Member deems necessary or prudent to enable such Member to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.  From time to time upon the written request of any Member, each Member shall deliver to the other Member a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for such Member and each holder of a legal interest in such Member.

SECTION 15.5               Actions Taken Pursuant to Anti-Money Laundering Laws.

If any Member reasonably believes that a Member may have breached any of the representations, warranties or covenants set forth in this Article XV, each such Member has the right (and may have the obligation under applicable law), with or without notice to such other Member, to (a) notify the appropriate governmental authority (or authorities) and to take such action as such governmental authority (or authorities) may direct; and/or (b) withhold distributions and segregate the assets constituting the Capital Contribution by such Member or any of such Member’s funds or assets deposited with or otherwise controlled by the Company pursuant to this Agreement or otherwise.  Each Member agrees that it shall not assert any claim (and hereby waives any claim that it may now or hereafter have) against any other Member, or agents of such member for any form or type of damages as a result of any of the foregoing actions, regardless of whether such other Member’s reasonable belief is ultimately demonstrated to be accurate.

ARTICLE XVI

JMIR GUARANTY

SECTION 16.1               Guaranty.

Notwithstanding anything to the contrary herein, the obligations of JMIR to make Capital Contributions shall be guarantied up to an aggregate amount not to exceed $2,100,000 pursuant to the Guaranty attached as Exhibit C hereto by the person listed thereon.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“JMIR”	JMIR INVESTMENTS III, LP, a Delaware series limited partnership, in respect of the Kauai Hotel Series thereof

	By:	/s/ Bryant W. Burke
	Name:	Bryant W. Burke
	Title:	Vice President

“INVESTOR”	BEHRINGER HARVARD KAUAI HOTEL TRS, INC., a Delaware corporation

	By:	/s/ Gary S. Bresky
	Name:	Gary S. Bresky
	Title:	Executive President, Chief Financial Officer and Treasurer

“MANAGER”	JMIR-PROJECT MANAGER LLC, a Delaware limited liability company

	By:	/s/ Bryant W. Burke
	Name:	Bryant W. Burke
	Title:	Vice President

S-1

EXHIBIT A

GUARANTY SHARING AGREEMENT

A-1

EXHIBIT B

GUARANTY OF OBLIGATIONS OF JMIR

Guaranty

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and for the purpose of inducing Investor to enter into this Limited Liability Company Agreement, the undersigned joins in the execution of this Limited Liability Company Agreement for the purpose of unconditionally and absolutely guarantying JMIR’s obligation to make Capital Contributions up to an aggregate amount not to exceed $2,100,000 less any capital contributions (a) made by JMIR under the Sister Company LLC Agreement, (b) made or deemed made by JMIR under the Sister Company Guaranty Sharing Agreement, or (c) made or deemed made by JMIR under the Guaranty Sharing Agreement (the “Guaranty Cap”), and once JMIR has made Capital Contributions under this Limited Liability Company Agreement and the Sister Company LLC Agreement (including any payments made by the undersigned under this guaranty and payments made under the guaranty related to the Sister Company LLC Agreement) equal to $2,100,000, this guaranty shall expire and be of no further force and effect (the “Expiration”).  Subject to the Guaranty Cap and Expiration, this guaranty is an absolute, unconditional, irrevocable and continuing guaranty of payment and performance and not a guaranty of collection.  Subject to the Guaranty Cap and Expiration, the obligations under this guaranty shall not be released, diminished, impaired, reduced or adversely affected, and the undersigned hereby waives any common law, equitable, statutory or other rights that it may otherwise have, as a result of the invalidity, illegality or unenforceability of all or any part of this Limited Liability Company Agreement, for any reason whatsoever.

This separate signature page shall be considered a part of the attached Limited Liability Company Agreement as fully as if and with the same force and effect as if the provisions hereof had been included therein in full.

JMIR INVESTMENTS III, LP

By:	/s/ Bryant W. Burke
Name:	Bryant W. Burke
Title:	Vice President

B-1

SCHEDULE 1

APPROVED ANNUAL BUDGET FOR 2010

See attached.

Schedule 1 - 1

SCHEDULE 2

APPROVED RENOVATIONS BUDGET

See attached.

Schedule 2 - 1

SCHEDULE 3

OFFICERS

Robert S. Aisner	President & Chief Executive Officer

Gary S. Bresky	Executive Vice President, Chief Financial Officer and Treasurer

Samuel A. Gillespie	Chief Operating Officer

M. Jason Mattox	Executive Vice President

Gerald J. Reihsen, III	Executive Vice President — Corporate Development & Legal and Assistant Secretary

Andrew J. Bruce	Senior Vice President — Capital Markets

Kymberlyn Janney	Senior Vice President — Financial Administration

James D. Fant	Senior Vice President — Real Estate

Richard K. Frank	Senior Vice President — Hotel Investments

Albert J. Palamara	Senior Vice President — Portfolio Manager

John C. Kratzer	Senior Vice President

C. Brian Strickland	Senior Vice President

Bryant W. Burke	Senior Vice President

Gregory W. Clay	Senior Vice President

Terri Warren Reynolds	Secretary

Schedule 3 - 1